Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-163167

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of each class of securities to be registered	registered(1)	unit(2)	price	registration fee(3)
Common Stock, par value $0.01 per share	9,248,968	$25.96	$240,103,209.28	$17,120

(1)	Includes Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between us and American Stock Transfer & Trust Company, as Rights Agent, which are presently attached to and trade with our common stock. Also includes an indeterminate number of additional shares that may become issuable by virtue of any stock split, dividend or other distribution, recapitalization or similar event in accordance with Rule 416.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices per share of our common stock as reported on the Nasdaq Global Select Market on February 16, 2010.

(3)	Calculated in accordance with Rule 457(r) under the Securities Act. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-163167) in accordance with Rules 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To prospectus dated November 18, 2009)

9,248,968 Shares

GSI Commerce, Inc.

Common Stock

The selling stockholder named in this prospectus supplement is selling 9,248,968 shares of our common stock. We will not receive any of the proceeds upon the sale of our common stock by the selling stockholder in the underwritten offering contemplated hereby. See “Selling Stockholder.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GSIC.” On February 16, 2010, the reported last sale price of our common stock was $25.37 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total

Public offering price	$24.20	$223,825,026
Underwriting discount	$.36	$3,329,628
Proceeds, before expenses, to the selling stockholder	$23.84	$220,495,397

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about February 22, 2010.

BofA Merrill Lynch

The date of this prospectus supplement is February 16, 2010.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying base prospectus, gives more general information about us and our common stock. To the extent information in this prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus. Neither we, the selling stockholder nor the underwriter have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

The selling stockholder and the underwriter are not offering to sell shares of common stock or seeking offers to buy shares of common stock in any jurisdiction where offers or sales are not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus, or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Unless the context requires otherwise or unless otherwise indicated, all references to “GSI,” “Company,” “we,” “our,” or “us” refer collectively to GSI Commerce, Inc. and its consolidated subsidiaries.

Our fiscal year ends on the Saturday nearest the last day of December. Our fiscal year ends are as follows:

References to	Refer to the Years Ended/Ending

Fiscal 2005	December 31, 2005
Fiscal 2006	December 30, 2006
Fiscal 2007	December 29, 2007
Fiscal 2008	January 3, 2009
Fiscal 2009	January 2, 2010
Fiscal 2010	January 1, 2011
Fiscal 2011	December 31, 2011
Fiscal 2012	December 29, 2012

S-ii

SUMMARY

This summary highlights information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision to purchase our common stock, especially the risks discussed in the section entitled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Our Business

We are a leading provider of e-commerce and interactive marketing services to large businesses that sell products directly to consumers (b2c). Starting in the fourth quarter of fiscal 2009, we began operating in three business segments — e-commerce services, interactive marketing services and consumer engagement. Within these segments, we provide services to more than 500 retailers and brands, including: 7 for all Mankind®; Aeropostale®, American Eagle Outfitters®, Avis®, Bath & Body Works®, British Airways®, Calvin Klein®, Christopher & Banks®, Cole Haan®, Dell®, Dick’s Sporting Goods®, Estee Lauder®, Expedia®, HP®, Major League Baseball®, the NFL®, Philips®, Publishers Clearing House®, RalphLauren.com®, Sports Authority®, The TJX® Companies, Tory Burch®, Toys “R” Us®, Tumi®, Warnaco® and the Washington Post Newspapers, Inc.®

Our services enable retailers and brands to build and grow their e-commerce and multichannel businesses. By working with us, we believe companies gain access to high-quality technologies, a proven, integrated and scalable infrastructure, and interactive marketing expertise. Further, by investing continuously in our offerings, we provide a broader range of high-quality capabilities than our clients could justify building, implementing and maintaining on their own. As we continue to invest in our services, infrastructure and expertise, we believe that we increase our overall value to our clients.

In our e-commerce services business, we deliver customized solutions to clients through an e-commerce platform, which is comprised of three components: technology, fulfillment and customer care / call center services. We offer each of the platform’s components on a modular basis or as part of an integrated, end-to-end solution.

In our interactive marketing services business, we offer comprehensive digital and traditional agency and e-mail marketing services that include brand development and strategic account planning, user experience and creative design, interactive marketing, traditional advertising, media buying, video, marketing content and promotional development, e-mail marketing and distribution, Web store usability, and product photography and content development.

In our consumer engagement business, we offer retailers and brands an online platform to sell excess inventory in the private sales channel as well as through an off-price marketplace. The private sales channel is an online platform that uses sales limited in time and inventory to create an efficient and effective channel for brands to sell excess inventory in a brand-friendly environment designed to protect the brand’s image and enhance brand visibility. Our off-price marketplace is an online alternative sales channel for manufacturers, brands, distributors and other retailers to liquidate inventory.

We are a Delaware corporation organized in 1986. Our principal executive offices are located at 935 First Avenue, King of Prussia, PA 19406. Our telephone number is (610) 491-7000.

Acquisition of RCI

On November 17, 2009, we completed our acquisition of Retail Convergence, Inc., a Delaware corporation, referred to as “RCI,” in a merger transaction. At the effective time of the merger, we acquired substantially all of the outstanding capital stock of RCI. We acquired the remaining capital stock of RCI on December 31, 2009. The audited financial statements, unaudited interim financial statements of RCI and pro forma financial information giving effect to the merger have been filed as exhibits to our Current Report on Form 8-K/A filed with the SEC on December 4, 2009 and are incorporated by reference herein.

Recent Developments

On February 10, 2010, we reported preliminary financial results for our fiscal 2009 year. The preliminary results as of January 2, 2010 and for the twelve months then ended are unaudited and remain subject to the completion of our normal year-end closing procedures and therefore could change. Set forth below is consolidated balance sheet data as of January 3, 2009 and January 2, 2010 and consolidated statement of operations and cash flow data for the twelve months ended January 3, 2009 and January 2, 2010. The audit of our financial statements as of and for the fiscal year ended January 2, 2010 will not be completed until immediately prior to the filing of our Annual Report on Form 10-K for the year ended January 2, 2010.

GSI COMMERCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	January 3,	January 2,
	2009	2010
		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$130,315	$228,430
Accounts receivable, less allowance for doubtful accounts of $2,747 and $4,648	78,544	70,582
Inventory	42,856	55,678
Deferred tax assets	18,125	12,347
Prepaid expenses and other current assets	11,229	13,187

Total current assets	281,069	380,224
Property and equipment, net	164,833	163,329
Goodwill	194,996	373,003
Intangible assets, net of accumulated amortization of $18,340 and $29,172	46,663	132,875
Long-term deferred tax assets	11,296	—
Other assets, net of accumulated amortization of $16,384 and $17,264	17,168	12,417

Total assets	$716,025	$1,061,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,100	$126,914
Accrued expenses	116,747	150,173
Deferred revenue	20,397	20,645
Convertible notes	—	55,443
Current portion — long-term debt	4,887	5,260

Total current liabilities	240,131	358,435
Convertible notes	161,951	116,948
Long-term debt	32,609	28,142
Deferred acquisition payments	—	63,763
Deferred tax liabilities	—	8,534
Deferred revenue and other long-term liabilities	6,838	9,686

Total liabilities	441,529	585,508
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; 0 shares issued and outstanding as of January 3, 2009 and January 2, 2010	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 47,630,824 and 60,033,393 shares issued as of January 3, 2009 and January 2, 2010, respectively; 47,630,621 and 60,033,190 shares outstanding as of January 3, 2009 and January 2, 2010, respectively	476	600
Additional paid in capital	430,933	642,852
Accumulated other comprehensive loss	(2,327)	(1,498)
Accumulated deficit	(154,586)	(165,614)

Total stockholders’ equity	274,496	476,340

Total liabilities and stockholders’ equity	$716,025	$1,061,848

GSI COMMERCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended
	January 3,	January 2,
	2009	2010
		(Unaudited)

Revenues:
Net revenues from product sales	$577,073	$542,249
Service fee revenues	389,853	461,966

Net revenues	966,926	1,004,215
Costs and expenses:
Cost of revenues from product sales	405,254	398,604
Marketing	70,282	54,831
Account management and operations, inclusive of $7,505 and $9,028 of stock-based compensation	260,325	273,070
Product development, inclusive of $4,118 and $5,740 of stock-based compensation	104,208	120,176
General and administrative, inclusive of $7,780 and $9,994 of stock-based compensation	68,964	82,922
Depreciation and amortization	68,153	63,395
Changes in fair value of deferred acquisition payments	—	951

Total costs and expenses	977,186	993,949

Income (loss) from operations	(10,260)	10,266
Other (income) expense:
Interest expense	18,841	19,430
Interest income	(1,772)	(478)
Other (income) expense	1,562	(2)
Impairment of equity investments	1,665	—

Total other expense	20,296	18,950

Income (loss) before income taxes	(30,556)	(8,684)
Provision (benefit) for income taxes	(7,585)	2,344

Net income (loss)	$(22,971)	$(11,028)

Basic earnings (loss) per share	$(0.49)	$(0.21)

Diluted earnings (loss) per share	$(0.49)	$(0.21)

Weighted average shares outstanding — basic	47,347	51,457

Weighted average shares outstanding — diluted	47,347	51,457

GSI COMMERCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended
	January 3,	January 2,
	2009	2010
		(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(22,971)	$(11,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	54,557	52,633
Amortization	13,596	10,762
Amortization of discount on convertible notes	9,462	10,440
Changes in fair value of deferred acquisition payments	—	951
Stock-based compensation	19,403	24,762
Foreign currency transaction losses	1,571	14
Impairment of equity investments	1,665	—
Gain on disposal of equipment	(354)	(10)
Deferred income taxes	(7,722)	202
Changes in operating assets and liabilities:
Accounts receivable, net	(8,130)	10,010
Inventory	4,437	7,677
Prepaid expenses and other current assets	2,142	(544)
Other assets, net	1,724	2,159
Accounts payable and accrued expenses	23,513	33,967
Deferred revenue	3,076	(1,771)

Net cash provided by operating activities	95,969	140,224
Cash Flows from Investing Activities:
Payments for acquisitions of businesses, net of cash acquired	(145,001)	(88,892)
Cash paid for property and equipment, including internal use software	(57,180)	(43,007)
Proceeds from disposition of assets	1,500	—
Release of restricted cash escrow funds	—	1,052

Net cash used in investing activities	(200,681)	(130,847)
Cash Flows from Financing Activities:
Borrowings on revolving credit loan	70,000	—
Repayments on revolving credit loan	(70,000)	—
Proceeds from sale of common stock	—	92,596
Equity issuance costs paid	—	(4,728)
Proceeds from lease financing obligations	7,901	—
Debt issuance costs paid	(561)	—
Repayments of capital lease obligations	(3,032)	(4,503)
Repayments of mortgage note	(195)	(184)
Excess tax benefit in connection with exercise of stock options and awards	14	92
Proceeds from exercise of common stock options	1,385	5,320

Net cash provided by financing activities	5,512	88,593
Effect of exchange rate changes on cash and cash equivalents	(1,996)	145

Net increase (decrease) in cash and cash equivalents	(101,196)	98,115
Cash and cash equivalents, beginning of period	231,511	130,315

Cash and cash equivalents, end of period	$130,315	$228,430

Risk Factors

See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus for a discussion of factors you should consider carefully before investing in our common stock.

THE OFFERING

Common stock offered by the selling stockholder	9,248,968 shares

Common stock outstanding	60,206,246 shares outstanding as of February 10, 2010

Use of proceeds	We will not receive any of the proceeds upon the sale of our common stock by the selling stockholder in the underwritten offering contemplated hereby. See “Use of Proceeds.”

Dividend policy	We do not expect to pay dividends on our shares of common stock in the foreseeable future.

NASDAQ Global Select Market symbol	GSIC

The number of shares of common stock to be outstanding after this offering is based on 60,206,246 shares outstanding as of February 10, 2010 and, unless we indicate otherwise, excludes:

•	3,104,992 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 1996 Equity Incentive Plan, referred to as the “1996 plan,” with a weighted average exercise price of $9.55 per share, all of which are vested and presently exercisable;

•	132,250 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2005 Equity Incentive Plan, referred to as the “2005 plan, ” with a weighted average exercise price of $17.98 per share, all of which are vested and presently exercisable;

•	3,891,553 shares of common stock reserved for issuance upon vesting of outstanding restricted stock units awarded under our 2005 plan;

•	1,504,070 additional shares of common stock available for issuance under our 2005 plan;

•	a maximum of 10,031,156 shares of common stock that could be issued upon conversion of outstanding convertible notes, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events; and

•	up to an aggregate value of approximately $44.3 million of our common stock, valued at the time of issuance, that could be issued to RCI employees in connection with the earnout provisions of the RCI merger agreement.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below as well as other information contained, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and notes to those consolidated financial statements, before making an investment decision. The risks and uncertainties described below and incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our common stock could decline substantially.

Risks Related to Our Business

We operate in rapidly changing industries and have recently entered new lines of business, all of which make our operating results difficult to predict.

The industries in which we operate are rapidly changing and evolving. The evolution of these industries makes our risks, capital needs and operating results difficult to predict. Any failure to adapt our services in response to changing market and technological requirements could adversely affect our operating results. In connection with recent acquisitions, we have also recently entered into new lines of business: the online private sale business, the off-price e-commerce marketplace business and the affiliate marketing business. The online private sale business is an especially new and unproven business model. We have limited experience in these new lines of business, and we will be required to devote substantial financial, technical, managerial and other resources to them. We cannot assure you that these new lines of business will be successful.

We may not achieve the expected benefits of acquisitions and investments.

We have acquired a number of companies and invested in a number of companies, products and technologies, and we may acquire additional companies or invest in additional companies, products or technologies in the future. These transactions are accompanied by a number of risks, including:

•	failure of acquired companies to achieve planned results;

•	unanticipated problems and liabilities of acquired companies, including patent and trademark infringement claims, violations of laws, commercial disputes and tax liabilities;

•	difficulties resolving indemnification disputes with previous owners;

•	disruptions to our ongoing business;

•	difficulties in retention and assimilation of the employees of the acquired business;

•	difficulties in assimilation of acquired operations, technology, products and/or services;

•	the difficulty of integrating a new company’s accounting, financial reporting, management, information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented; and

•	diversion of management and employee time and focus.

These transactions may also result in dilutive issuances of our equity securities, use of our cash resources, and incurrence of debt and amortization expenses related to intangible assets. Our failure to be successful in addressing these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments. In addition, valuations supporting our acquisitions and investments could change. We could determine that such valuations have experienced impairments or other-than-temporary declines in fair value which could adversely impact our financial results.

Our failure to manage growth and diversification of our business could harm us.

We are continuing our efforts to grow and diversify our business both in the United States and internationally. This has placed, and will continue to place, demands on our management, as well as on our operational and financial infrastructure. To effectively manage our growth initiatives, we will need to continue to expand, improve and adapt our personnel, operations, infrastructure and our financial, information and other systems and continue to implement adequate controls. These enhancements and improvements are likely to be complex and could require significant capital expenditures and allocation of valuable management resources. We may also have to expand our management team by recruiting and employing additional experienced executives and employees. If we are unable to adapt our systems and business, put adequate controls in place and expand our management team in a timely manner to accommodate our growth, our business may be adversely affected.

We plan to continue to expand our business internationally which may cause our business to become increasingly susceptible to numerous international business risks and challenges. We have limited experience in international operations.

For fiscal 2009, substantially all of our net revenues, income from operations and assets were in the United States. Our growth strategy involves expanding our business internationally, and since 2006, we have completed acquisitions of companies in Spain and the United Kingdom and opened a fulfillment center in Canada. However, we have limited experience in international business, and we cannot assure you that our international expansion strategy will be successful. Our experience in the United States may not be relevant to our ability to expand internationally. In addition, our lack of a track record outside the United States increases our execution risks and the risks described below.

International expansion is subject to inherent risks and challenges that could adversely affect our business, including:

•	the need to develop new supplier and manufacturer relationships, particularly because major manufacturers may require that our international operations deal with local distributors;

•	substantial competition with local companies;

•	compliance with international legal and regulatory requirements and tariffs (see also “— Existing or future laws or regulations could harm our business or marketing efforts,” below);

•	managing fluctuations in currency exchange rates;

•	difficulties in staffing and managing foreign operations;

•	greater difficulty in accounts receivable collection;

•	potential adverse tax consequences;

•	uncertain political and economic climates;

•	potentially higher incidence of fraud;

•	different employer/employee relationships;

•	cultural ambivalence toward, or non-acceptance of, e-commerce businesses;

•	language barriers;

•	price controls or other restrictions on foreign currency; and

•	difficulties in obtaining export and import licenses and compliance with applicable export controls.

Some of these factors may cause our international costs of doing business to exceed our comparable domestic costs. Any negative impact from our international business efforts could negatively impact our business, results of operations and financial condition as a whole.

We may not be able to compete successfully against current and future competitors.

Our businesses are rapidly evolving and intensely competitive.

In our e-commerce services segment, we face competition from in-house e-commerce solutions, technology and service providers which supply one or more components of an e-commerce solution and other providers of integrated e-commerce solutions. Low barriers to entry into the e-commerce solutions market may increase the number of competitors our e-commerce business may face. As we continue to expand internationally, our e-commerce services segment will face increased competition from local companies which may have a greater understanding of, and focus on, the local customer. Our e-commerce services segment has competitors with longer operating histories, larger customer bases, greater brand recognition or greater financial, marketing and other resources. Those competitors may be able to secure merchandise on more favorable terms and devote more resources to technology development and marketing than our e-commerce services segment.

In our interactive marketing services segment, we face competition from other providers of interactive marketing services, other providers of traditional marketing services and in-house marketing departments. Low barriers to entry in the interactive marketing industry may increase the number of competitors our interactive marketing services business may face. International expansion of our interactive marketing services segment will increase our exposure to competition with local companies who may have a competitive advantage because of their understanding of the needs of local businesses and consumers. Our interactive marketing services segment has competitors with longer operating histories, larger customer bases, greater brand recognition or greater financial, marketing and other resources who are able to devote more resources to technology development and marketing.

In our consumer engagement segment, we face competition from the offline businesses of retailers and manufacturers and other e-commerce Web sites. New private sale Web sites may be created and traditional liquidators and online retailers may develop services that compete with our online private sale channel and off-price marketplace. If our competitors are able to secure merchandise on more favorable terms, our consumer engagement business could be harmed. In addition, manufacturers and retailers may decide to create their own Web sites for selling excess inventory. Local companies will have a competitive advantage over our consumer engagement segment as we expand internationally.

We cannot assure you that we will be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors enter into business combinations or alliances and established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our business, results of operations and financial condition could be negatively impacted.

Our business is highly seasonal; a weak fourth quarter would have a material adverse effect on our operating results for the year.

Our fourth fiscal quarter has accounted for and is expected to continue to account for a disproportionate amount of our total annual revenues. Based on our unaudited preliminary results, for fiscal 2009, 42.8% of our annual net revenues were generated in our fourth fiscal quarter. For fiscal 2008 and fiscal 2007, 40.5% and 44.7% of our annual net revenues were generated in our fourth fiscal quarter, respectively. Since fiscal 1999, we have not generated net income in any fiscal quarter other than a fourth fiscal quarter. Our results of operations historically have been seasonal primarily because consumers increase their purchases during the fourth quarter holiday season.

Because our fourth quarter accounts for a larger percentage of our annual revenue, any negative impact on our business during the fourth quarter will have a disproportionate adverse affect on our results of operations for the full year. Certain significant components of our expenses, including rent, utilities, maintenance and other facility-related expenses and the costs of our information technology systems, are incurred throughout the year at amounts required in order to maintain the capacity required during our fourth quarter. In addition, we have significant cash requirements in the months leading up to our fourth quarter in anticipation of higher sales volume during the fourth quarter, including expenses for additional inventory, advertising and employees. Our fourth quarter results could be lower than expected if, among other things:

•	we and our clients do not increase inventory levels for popular products in sufficient amounts or are unable to restock popular products in a timely manner, and we or our clients fail to meet customer demand;

•	we overstock products and are required to take significant inventory markdowns or write-offs, which could reduce profits;

•	too many consumers access our and our clients’ e-commerce businesses within a short period of time due to increased holiday or other demand or we inaccurately forecast consumer traffic, and as a result we experience system interruptions that make our and our clients’ e-commerce businesses unavailable or prevent us from transmitting orders to our fulfillment operations; or

•	we are unable to adequately staff our fulfillment and customer service centers during these peak periods.

If for any reason our fourth fiscal quarter results were substantially below expectations, our operating results for the full year would be materially adversely affected.

General economic conditions may adversely affect our results of operations and financial condition.

General economic conditions may adversely affect our results of operations and financial condition. The direction and relative strength of the global economy continues to be uncertain due to recent softness in the real estate and mortgage markets, volatility in fuel and other energy costs, varying economic conditions in different countries, difficulties in the financial services sector and credit markets, high levels of unemployment and other macro-economic factors. Consumer uncertainty about current economic conditions could adversely affect consumer confidence and behavior in ways that adversely affect our results of operations and financial condition. For example, the economic uncertainty could cause consumers to reduce their discretionary purchases of goods which we and our clients sell. This in turn could result in slower inventory turnover and could cause us or our clients to have greater markdowns on inventory.

We have an accumulated deficit and may incur additional losses.

Since 2001, we have recorded net losses in all but two of our fiscal years. Based on our unaudited preliminary results, as of the end of fiscal 2009, we had an accumulated deficit of $165.6 million. If we fail to generate sufficient revenue from our existing clients, add an appropriate number of new clients or adequately control our expenses, we may not be able to return to profitability. We will continue to incur significant operating expenses and capital expenditures as we seek to expand our operations and enhance our capabilities. If we incur expenses at a greater pace than we generate revenues, we could incur additional losses.

We may not be able to access on satisfactory terms, or at all, the credit and capital markets as needed to finance a portion of our working capital requirements and support our liquidity needs.

We rely upon access to the credit and capital markets as a source of liquidity for the portion of our working capital and debt repayment requirements, infrastructure needs and consideration for acquisitions and strategic investments not provided by cash from operations or investments. We may in the future need to seek additional equity or debt financing. We may not be able to obtain financing on satisfactory terms or at all. If we issue securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock. In addition, the terms of these securities could impose restrictions on our operations.

Market disruptions such as those recently experienced in the United States and abroad may increase our cost of borrowing or adversely affect our ability to access sources of liquidity. If the lenders in our secured revolving bank credit facility are unable to meet their obligations to provide loans to us under the terms of the credit facility, if we are unable to access credit at competitive rates, or at all, if our short-term or long-term borrowing costs dramatically increase, or if we are not able to obtain financing on satisfactory terms or at all, our ability to finance our operations, meet our short-term obligations and implement our operating strategy could be adversely affected which may limit our growth potential and our ability to execute our business strategy.

Our substantial leverage and significant debt service obligations could adversely affect our financial condition and our ability to fulfill our obligations and operate our business.

We currently have and expect to continue to have a significant amount of indebtedness. Based on our unaudited preliminary results, as of January 2, 2010, including our outstanding convertible notes, borrowings under our secured revolving bank credit facility and capital leases, we had approximately $205.8 million of indebtedness outstanding with an aggregate principal amount of $240.9 million and we had $90 million of borrowing capacity under the revolving portion of our secured revolving bank credit facility. We may also incur additional indebtedness in the future. On June 1, 2010, holders of our 3% convertible notes due 2025, referred to as the “3% convertible notes,” are permitted to require us to repurchase the 3% convertible notes for 100% of the principal amount outstanding ($57.5 million as of January 2, 2010) plus accrued and unpaid interest. Although we cannot provide any assurances, we currently expect to have sufficient liquidity from our cash from operating activities, our cash and cash equivalents and/or our secured revolving bank credit facility to fund any such required repurchases. In the event of a default under the notes or the secured revolving bank credit facility, our indebtedness could become immediately due and payable and could adversely affect our financial condition.

Our indebtedness could have significant negative consequences on us, including:

•	our debt level increases our vulnerability to general adverse economic and industry conditions;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	we may need to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which would reduce the amount of money available to finance our operations and other business activities;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general; and

•	our substantial amount of debt and the amount we must pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt.

The terms of our secured revolving bank credit facility impose financial and operating restrictions on us.

We have a secured revolving bank credit facility with a borrowing capacity of $90 million, which, subject to certain conditions, may be increased to $150 million. Our secured revolving bank credit facility contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. These covenants limit or restrict, among other things, our ability to:

•	incur additional indebtedness or pre-pay existing indebtedness;

•	pay dividends or make other distributions in respect of our equity securities;

•	sell assets, including the capital stock of us and our subsidiaries;

•	enter into certain transactions with our affiliates;

•	transfer any capital stock of any subsidiary or permit any subsidiary to issue capital stock;

•	create liens;

•	make certain loans or investments; and

•	effect a consolidation or merger or transfer of all or substantially all of our assets.

These limitations and restrictions may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interests. In addition, our ability to borrow under the secured revolving bank credit facility is subject to compliance with covenants. If we breach any of the covenants in our secured revolving bank credit facility, we may be in default under our secured revolving bank credit facility. If we default, the lenders under our secured revolving bank credit facility could declare all borrowings owed to them, including accrued interest and other fees, to be immediately due and payable.

We may become obligated to make earnout payments to the stockholders and employees of RCI, which may limit our available cash or affect our ability to engage in other business activities that may be in our best interests.

In connection with the acquisition of RCI, the stockholders and employees of RCI will be eligible to receive an earnout payable in cash and common stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. This earnout may limit our cash available for other purposes, limit our ability to engage in other business activities that may be in our best interests, limit our ability to make future acquisitions and may affect our ability to obtain financing.

If we fail to manage our exposure to global financial and securities market risk successfully, our operating results and financial condition could be materially impacted.

The primary objective of most of our investment activities is to conservatively invest excess cash. To achieve this objective, a majority of our cash and cash equivalents are held in bank deposit accounts and institutional money market mutual funds. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. We maintain cash and cash equivalents in various institutions at levels exceeding the insurance limits of the Federal Deposit Insurance Corporation, or FDIC, and we purchase investments not guaranteed by the FDIC. Accordingly, if any of these institutions fail, there may be a risk that we will not recover the full principal of our investments or that their liquidity may be diminished. These investments are subject to general credit, liquidity, market, and interest rate risks, which may be directly or indirectly impacted by uncertainty about current economic conditions. We could incur significant realized, unrealized or impairment losses associated with these investments.

Our growth and success depend, in part, on our ability to add new clients and maintain and expand our relationships with existing clients.

Key elements of our growth strategy include adding new clients, extending the term of existing client agreements and growing the business of our existing clients. Competition for clients is intense, and we may not be able to add new clients or keep existing clients on favorable terms, or at all. If we are unable to add and launch new clients within the time frames projected by us, we may not be able to achieve our targeted results in the expected periods. A change in the management of our clients could adversely affect our relationship with those clients, including our ability to renew agreements with those clients or enter into amendments to those agreements on favorable terms. If any of our existing clients were to exit the e-commerce channel, declare bankruptcy or suffer other financial difficulties and/or terminate or modify their relationships with us, our business, results of operations and financial condition could be adversely affected. If our agreements with existing clients terminate or are terminated, we may be unable to renew or replace these agreements on comparable terms, or at all.

Our success is tied to the offline businesses of our clients.

Our success is substantially dependent upon the offline businesses of our clients. Our business and reputation could be adversely affected if any of our clients were to suffer impairment of their offline businesses, whether due to financial difficulties, impairment of their brands, reduction in marketing efforts or reduction in the number of their retail stores. If any of these occurred, consumer traffic and sales through our clients’ Web sites could be negatively affected and clients could choose not to continue to utilize our e-commerce, interactive marketing or liquidation services. Our results of operations could also be negatively impacted if certain of our clients fail to forecast product demand. Under certain of our client agreements, the clients select and buy the inventory for their corresponding Web stores. Under such arrangements, the client establishes product prices and pays us service fees based either on a fixed or variable percentage of revenues, or on the activity performed. As a result, if any of these clients fail to forecast product demand or optimize or maintain access to inventory, we would receive reduced service fees under these agreements than expected.

A large percentage of our revenue is derived from a small number of our clients’ e-commerce businesses.

Based on our unaudited preliminary results, for fiscal 2009, sales to customers through one of our client’s e-commerce businesses accounted for 11.0% of our revenue, and sales through another client’s e-commerce businesses accounted for 9.9% of our revenue. Based on our unaudited preliminary results, in fiscal 2009, sales through our top five clients’ e-commerce businesses accounted for 35.3% of our revenues. For fiscal 2008 and 2007, sales through our top five clients’ e-commerce businesses accounted for 38.0% and 45.3% of our revenue, respectively. Loss of any of our major clients could adversely affect our business, results of operations and financial condition.

We are subject to significant inventory risks.

We are exposed to significant inventory risks that may adversely affect our operating results. These inventory risks are a result of seasonality, changes in consumer tastes, changes in consumer demand and spending habits, and other factors. In order to be successful, we and our clients must accurately predict consumer demand and avoid overstocking or understocking products. If we or our clients fail to identify and respond to changes in merchandising and consumer preferences, sales on our or our clients’ e-commerce businesses could suffer and we or our clients could be required to mark down unsold inventory. For the inventory we own, this would depress our profit margins. For the inventory owned by our clients, this would reduce the fees we are able to collect, as our fees are calculated as a percentage of sales. In addition, any failure to keep pace with changes in consumers’ tastes could result in lost opportunities and reduced sales through our or our clients’ e-commerce businesses.

Inventory loss and theft, or “shrinkage,” and merchandise returns could also increase in the future. If merchandise returns are significant, or our shrinkage rate increases, our revenues and costs of operations could be adversely affected.

Our business could suffer if we are unsuccessful in making, integrating, and maintaining commercial agreements and other business relationships.

Relationships with Manufacturers, Retailers and Other Suppliers.

For some of our clients’ e-commerce businesses, we own inventory and primarily purchase products from the manufacturers and distributors of the products. For other of our clients’ e-commerce businesses, our clients own inventory and typically purchase products from the manufacturers and distributors of products or source their own products. If we or our clients are unable to develop and maintain relationships with these manufacturers, distributors or sources, we or our clients may be unable to obtain or continue to carry a sufficient assortment and quantity of quality merchandise on acceptable commercial terms and our and our clients’ e-commerce businesses could be adversely impacted. Based on our unaudited preliminary results, during fiscal 2009 we purchased 19.5% of the total amount of e-commerce services inventory we purchased from one manufacturer. During fiscal 2008 and 2007, we purchased 16.8% and 18.0%, respectively, of the total amount of e-commerce services inventory we purchased from one manufacturer. While we have a contract with this manufacturer, this manufacturer and other manufacturers, some of which do not have contracts with us, could stop selling products to us or our clients and may ask us or our clients to remove their products or logos from our or our clients’ Web stores. If we or our clients are unable to obtain products directly from manufacturers, retailers or other suppliers, especially popular brand merchandise, we or our clients may not be able to obtain the same or comparable merchandise in a timely manner or on acceptable commercial terms. In addition, retailers and other suppliers may not continue to sell their excess inventory to us on current terms or at all. For example, our suppliers may sell their excess inventory to other traditional or online merchandise liquidators or they may not have excess inventory to sell. Our failure to obtain excess inventory on current terms or at all may limit our growth.

Marketing and Promotional Arrangements.

We have relationships with search engines, comparison shopping sites, affiliate marketers and other Web sites to provide content, advertising banners and other links to our clients’ e-commerce businesses. We rely on these relationships as significant sources of traffic to our clients’ e-commerce businesses. If we are unable to maintain these relationships or enter into new relationships on acceptable terms, our ability to attract new customers could be harmed.

Shipping Vendors.

Although we operate our own fulfillment centers, we rely upon multiple third parties for the shipment of our products. We also rely upon certain vendors to ship products directly to consumers. As a result, we are subject to the risks associated with the ability of these vendors and other third parties to successfully and in a timely manner fulfill and ship customer orders and any price increases instituted by these vendors. The failure of these vendors and other third parties to provide these services, or the termination or interruption of these services, could adversely affect the satisfaction of consumers, which could result in reduced sales by our and our clients’ e-commerce businesses. In addition, if third parties were to increase the prices they charge to ship our products, and we passed these increases on to consumers, consumers might choose to buy comparable products locally to avoid shipping charges.

Our revenue from our affiliate marketing network may fail to grow or may decline if the reputation of the affiliate marketing network is damaged by unscrupulous activities of network participants.

The goal of an affiliate marketing network is to facilitate long-term and mutually beneficial partnerships between publishers/affiliates and advertisers/merchants. Our affiliate network may not continue to be effective in the future due to, among other reasons, publishers/affiliates acting in an unscrupulous manner, including using spam, false advertising, adware, cookie stuffing, forced clicks and other similar methods to drive traffic to advertisers on the network. If publishers/affiliates in the affiliate network utilize unethical practices, this could adversely affect the reputation of the affiliate network and we may experience difficulty in attracting advertisers/merchants to the affiliate network and our revenues could fail to grow or could decline.

A disruption in our operations could materially and adversely affect our business, results of operations and financial condition.

Any disruption to our operations, including system, network, telecommunications, software or hardware failures, and any damage to our physical locations or off-site data centers, could materially and adversely affect our business, results of operations and financial condition.

Our operations are subject to the risk of damage or interruption from:

•	fire, flood, hurricane, tornado, earthquake or other natural disasters;

•	power losses and interruptions;

•	Internet, telecommunications or data network failures;

•	physical and electronic break-ins or security breaches;

•	computer viruses;

•	acts of terrorism; and

•	other similar events.

If any of these events occur, it could result in interruptions, delays or cessations in service to customers of our and our clients’ e-commerce businesses and adversely impact our and our clients’ e-commerce businesses. These events could also prevent us from fulfilling orders for our and our clients’ e-commerce businesses. Our clients might seek significant compensation from us for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for us to address and damaging to our reputation.

Any system failure that causes an interruption of the availability of our or our clients’ e-commerce businesses could reduce the attractiveness of our or our clients’ e-commerce businesses to consumers and result in reduced revenues, which could materially and adversely affect our business, results of operations and financial condition.

Problems in our fulfillment operations could adversely affect our business.

Under some of our client agreements, we maintain the inventory of our clients in our fulfillment centers. We also maintain our own inventory in our fulfillment centers. Our failure to properly handle and protect such inventory could adversely affect our relationship with our clients or our business. In addition, because it is difficult to predict demand, we may not manage our fulfillment centers in an optimal way, which may result in excess or insufficient inventory or warehousing, fulfillment and distribution capacity. We may be unable to adequately staff our fulfillment centers. As we continue to add fulfillment and warehouse capability or add new clients with different fulfillment requirements, our fulfillment network becomes increasingly complex and operating it becomes more challenging. If we are unable to adapt to these changes, our business could be adversely affected.

Our success is tied to the adequacy of the Internet infrastructure.

The success of our businesses and our clients’ e-commerce businesses depends on the continued development and maintenance of the Internet infrastructure. As currently configured, the Internet may not support changes in technology or continued increases in the number or requirements of users, or there may be delays in the development of necessary modifications to the Internet infrastructure, either of which could result in Internet outages and delays. In addition, problems caused by “viruses,” “worms,” malware and similar programs may harm the performance of the Internet. The amount of traffic on our and our clients’ e-commerce businesses could decline materially if there are Internet outages or delays in the future.

We are dependent upon consumers’ willingness to use the Internet to purchase goods.

Our long-term future depends heavily upon the general public’s willingness to use the Internet as a means to purchase goods. Consumers may be unwilling to use the Internet to purchase goods for a number of reasons, including lack of access to high-speed communications equipment, congestion of traffic on the Internet, Internet outages or delays, possible disruptions or other damage to users’ computers, increases in the cost of accessing the Internet and security and privacy risks or the perception of such risks. If, for example, consumer confidence in the security of e-commerce businesses is undermined, consumers may cease doing business through the Internet, including through our and our clients’ e-commerce businesses, which would adversely affect our business, results of operations and financial condition. See “We may be liable if third parties misappropriate our customers’ personal information” and “Credit card and payment fraud could adversely affect our business.”

We may be liable if third parties misappropriate our customers’ personal information.

Although we have developed systems and processes that are designed to protect consumer information and prevent security breaches, we cannot assure you that our security measures will prevent security breaches. A compromise of our security systems that results in customers’ personal information being obtained by an unauthorized person could adversely affect customers’ willingness to utilize our and our clients’ e-commerce businesses, our reputation, operations, results of operations, financial condition and liquidity, and could result in litigation against us and fines imposed on us. Additionally, any security breach could require that we expend significant resources to strengthen the security of our information systems and result in a disruption of our online operations.

If we do not respond to rapid technological changes, our services and proprietary technology and systems may become obsolete.

The Internet and e-commerce industries are characterized by rapid technological change. To remain competitive, we must continue to develop new services and technologies and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. For example, the number of individuals who access the Internet through devices other than a personal computer, such as mobile telephones, personal digital assistants, smart phones, hand held computers, televisions and set-top box devices, has increased dramatically and is likely to increase in the future. As a result, we must continue to adapt our existing technologies for use with these alternative devices. Due to the costs and management time required to introduce new services and enhancements, we may be unable to respond to rapid technological changes in a timely enough manner to avoid our services becoming uncompetitive. Our failure to respond to technological changes could substantially harm our business, results of operations and financial condition.

Our business is heavily dependent on the use of e-mail, and any decrease in the use of e-mail may harm our business, results of operations and financial condition.

We rely on e-mail marketing to drive consumer traffic to our and our clients’ e-commerce businesses. In our e-mail marketing solutions business, we derive revenue from selling our e-mail marketing solutions. E-mail could become a less effective means of communicating with and marketing to consumers for a variety of reasons, including:

•	problems with technology that make our e-mail communications more difficult for us to deliver and for consumers to read, such as the ability of smart phones or similar communications devices to adequately display our e-mail;

•	consumers may disregard marketing e-mails due to the large volume of such e-mails they receive;

•	the inability of filters to effectively screen for unwanted e-mails, resulting in increased levels of junk mail, or “spam,” which may overwhelm consumer’s e-mail accounts;

•	increased use of social networking sites may result in decreased use of e-mail as a primary means of communication;

•	growth in the number of e-mails sent or received on a daily or regular basis;

•	continued security concerns regarding Internet usage in general from viruses, worms or similar problems; and

•	increased governmental regulation or restrictive policies adopted by Internet service providers, or “ISPs,” that make it more difficult or costly to utilize e-mail for marketing communications.

Our ability to contact customers through e-mail could also by harmed and our business may be adversely affected if we mistakenly end up on SPAM lists, or lists of entities that have been involved in sending unwanted, unsolicited e-mails. If any of these were to occur, the traffic to our and our clients’ e-commerce businesses and the demand for our e-mail marketing solutions may decrease, which could adversely affect our business, results of operations and financial condition.

We and/or our clients may be unable to protect our and their proprietary technology and intellectual property rights.

Our success depends to a significant degree upon the protection of our and our clients’ intellectual property rights. We may be unable to deter infringement or misappropriation of our software and other proprietary information and material, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Additionally, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights. Litigation could result in substantial costs and diversion of management and technical resources. The failure of our clients to protect their intellectual property rights, including their trademarks and domain names, could also impair our operations.

We have been, and may in the future be subject to intellectual property claims or competition or trade practices claims that could be costly and could disrupt our business.

Third parties may assert that our business or technologies infringe or misappropriate their intellectual property rights, or that we are engaging in unfair competition or other illegal trade practices. We have been sued for infringing other parties’ patents and have been notified of other potential patent disputes. We could increasingly be subject to patent infringement claims as our services expand in scope and complexity. Patent infringement and other intellectual property claims, whether meritorious or not, are time consuming and costly to resolve, and could require expensive changes in our methods of doing business, could require us to enter into costly royalty or licensing agreements, or could require us to cease conducting certain operations. We may be unsuccessful in defending against these claims, which could result in substantial damages, fines or other penalties. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management’s time and disruptions in our business. Any of these claims could also harm our reputation.

We may be subject to product liability claims that could be costly and time-consuming.

We sell products sourced by us and products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us. We could also be subject to claims that customers of our or our clients’ e-commerce businesses were harmed due to their reliance on our product information, product selection guides, advice or instructions. If a successful claim were brought against us in excess of our insurance coverage, it could adversely affect our business, results of operations or financial condition. Even unsuccessful claims could result in the expenditure of funds and management time and adverse publicity and could have a negative impact on our business.

Credit card and payment fraud could adversely affect our business.

The failure to adequately control fraudulent transactions could increase our expenses and undermine consumer confidence in e-commerce in general and our e-commerce offerings in particular. To date, we have not suffered material losses due to fraud. However, we may in the future suffer losses as a result of orders placed with fraudulent credit card data. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. See also “We are dependent upon consumers’ willingness to use the Internet to purchase goods.”

If one or more states successfully assert that we should collect or should have collected sales or other taxes on the sale of our merchandise, our business could be harmed.

The application of sales tax or other similar taxes to interstate and international sales over the Internet is complex and evolving. We currently collect sales or other similar taxes only for goods sold by us and shipped into certain states. One or more local, state or foreign jurisdictions may seek to impose past and future sales tax obligations on us or our clients and other out-of-state companies that engage in e-commerce. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of merchandise through the e-commerce businesses we operate, it could result in substantial tax liability for past sales, decrease future sales and otherwise harm our business.

We may have exposure to greater than anticipated tax liabilities.

We are subject to income, payroll and other taxes in both the United States and foreign jurisdictions. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Moreover, significant judgment is required in evaluating our worldwide provision for income taxes. Our determination of our tax liability is always subject to review by applicable tax authorities. Any adverse outcome of such a review could have a negative effect on our operating results and financial condition. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.

Based on our unaudited preliminary results, as of January 2, 2010, we had approximately $501.5 million of U.S. Federal net operating loss carryforwards, referred to as “NOLs,” available to reduce taxable income in future years.

Utilization of the NOLs may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the “Code.” These ownership changes may limit the amount of NOLs that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. The issuance of securities in connection with our acquisition of RCI and the disposition of our stock by certain selling stockholders, including the selling stockholder named in this prospectus supplement, may have resulted in an ownership change, or could result in an ownership change in the future upon subsequent dispositions of our stock. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOLs. The limitation imposed by Section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present with respect to assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change. Our use of NOLs arising after the date of an ownership change would not be affected.

In addition, the ability to use NOLs will be dependent on our ability to generate taxable income. The NOLs may expire before we generate sufficient taxable income. There were no NOLs that expired in the fiscal years ended December 29, 2007 and January 3, 2009. The maximum NOLs that could expire if not utilized for the year ended January 2, 2010 is approximately $2.0 million.

We rely on insurance to mitigate some risks facing our business, and to the extent our insurance does not mitigate the risks facing our business or our insurers are unable to meet their obligations, our operating results may be negatively impacted.

We contract for insurance to cover certain potential risks and liabilities. It is possible that we may not be able to get enough insurance to meet our needs, may have to pay very high prices for the coverage we do get, have very high deductibles or may not be able to, or may choose not to, acquire any insurance for certain types of business risk. This could leave us exposed to potential claims. If we were found liable for a significant claim in the future, our operating results could be negatively impacted. Also, to the extent the cost of maintaining insurance increases, our operating results could be negatively affected. Additionally, we are subject to the risk that one or more of our insurers may become insolvent and would be unable to pay a claim that may be made in the future. There can be no assurance that our insurance will be adequate to protect us from pending and future claims. In addition, we are required to maintain insurance coverage under some of our agreements with our clients. If we are not able to or do not maintain the required insurance coverage, we could breach those agreements.

Variability in self-insurance liability estimates could significantly impact our financial results.

In the fourth quarter of fiscal 2008, we began to self-insure for employee medical coverage up to a set retention level, beyond which we maintain excess insurance coverage. We may decide to self-insure for other risks for which we currently purchase insurance. Liabilities are determined using actuarial estimates of the aggregate liability for claims incurred and an estimate of incurred but not reported claims, on an undiscounted basis. Our accruals for insurance reserves reflect certain actuarial assumptions and management judgments, which are subject to a high degree of variability. The variability is caused by factors external to us such as:

•	historical claims experience;

•	medical inflation;

•	legislative changes to benefit levels;

•	jury verdicts; and

•	claim settlement patterns.

Any significant variation in these factors could cause a material change to our reserves for self-insurance liabilities as well as earnings. Our results could be materially impacted by claims and other expenses related to our self-insured plans if future occurrences and claims differ from our assumptions and historical trends.

Existing or future laws or regulations could harm our business or marketing efforts.

We are subject to international, federal, state and local laws applicable to businesses in general and to e-commerce specifically. Existing and proposed laws and regulations covering issues such as taxation, pricing, content, distribution, access, quality and delivery of products and services, electronic contracts, intellectual property rights, user privacy and information security may impede the growth of the Internet or e-commerce. Our international operations are also subject to import and export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. It is not clear how some existing laws apply to the Internet and e-commerce, and some laws that are specific to the Internet and e-commerce, such as the Digital Millennium Copyright Act and The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the “CAN-SPAM” Act, are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. Unfavorable regulations and laws, or interpretations thereof, could diminish the demand for our services, limit the services we can provide, increase our cost of doing business and subject us to penalties.

In addition, we utilize “behavioral marketing” (generally, the tracking of a user’s online activities to deliver advertising tailored to his or her interests) in order to drive consumer traffic to our Web sites. The Federal Trade Commission, or FTC, has released a Staff Report with principles to address consumer privacy issues that may arise from behavioral marketing and to encourage industry self-regulation. In the future, it is expected that the FTC or Congress could take further action to limit or further restrict the use of behavioral marketing, and those actions could have an adverse affect on our marketing efforts.

Existing federal, state and international laws regulating e-mail marketing practices impose certain obligations on the senders of commercial e-mails and could expose us to liability for violations, decrease the effectiveness of our e-mail marketing solutions, and expose us to financial, criminal and other penalties for non-compliance, which could increase our operating costs.

The CAN-SPAM Act establishes certain requirements for commercial e-mail messages and specifies penalties for commercial e-mail that violates the CAN-SPAM Act. The CAN-SPAM Act, among other things, obligates the sender of commercial e-mails to provide recipients with the ability to opt out of receiving future commercial e-mail messages from the sender. As a result, in the event our products and services were to become unavailable or malfunction for any period of time for any reason, it is possible that certain opt-out requests would not be received, or other compliance obligations would be impeded, potentially exposing our clients and us to liability under the CAN-SPAM Act. Non-compliance with the CAN-SPAM Act may carry significant financial penalties. Moreover, penalties under the CAN-SPAM Act may increase if it is determined that e-mail lists provided to us by our clients were obtained using unlawful means. We generally cannot confirm the origins of e-mail lists provided to us by our clients. The CAN-SPAM Act preempts similar state laws directed at commercial e-mail in many instances, but there are some exceptions and liability in connection with e-mail marketing campaigns can arise under state law as well. In addition, many states have more general laws that may apply to commercial e-mail practices. These laws often provide a private right of action and specify damages and other penalties, which in some cases may be more substantial than the penalties provided under the CAN-SPAM Act. In addition, certain foreign countries have enacted laws that regulate e-mail marketing, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending unsolicited e-mail unless the recipient has provided the sender advance consent to receipt of such e-mail, or in other words has “opted-in” to receiving it. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of e-mail, whether as a result of violations by our clients or if we were deemed to be directly subject to and in violation of these requirements, we could be exposed to one or more of the following consequences:

•	payment of statutory, actual or other damages;

•	criminal penalties;

•	actions by state attorneys general;

•	actions by private citizens or class actions; and

•	penalties imposed by regulatory authorities of the U.S. government, state governments and foreign governments.

Any of these potential areas of exposure would adversely affect our financial performance, could preclude us from doing business in specific jurisdictions, and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain clients or increase our operating costs.

Loss of our credit card acceptance privileges or changes to credit card association fees, rules, or practices could harm our business.

Payment by consumers for purchases through our and our clients’ e-commerce businesses is typically made by credit card or similar payment method. We must rely on banks or payment processors to process these transactions and must pay a fee for this service. From time to time, credit card associations may increase the interchange fees that they charge for each transaction using one of their cards. Our credit card processors have the right to pass any increases in interchange fees on to us as well as increase their own fees for processing. These increased fees would increase our operating costs and reduce our profit margins. We are also required by our processors to comply with credit card association operating rules, and we will reimburse our processors for any fines they are assessed by credit card associations as a result of any rule violations by us. The credit card associations and their member banks set and interpret operating rules related to their credit cards. The credit card associations and/or member banks could adopt new operating rules or re-interpret existing rules that we might find difficult or even impossible to follow. As a result, we could lose our ability to give customers the option of using credit cards to make their payments, which would seriously damage our business.

Future changes in financial accounting standards or practices or taxation rules or practices may adversely affect our reported financial results.

A change in accounting standards or practices or a change in existing taxation rules or practices could have a significant effect on our reported results and may even require retroactive or retrospective application. Changes to existing rules or the questioning of current practices may cause adverse unexpected revenue and/or expense fluctuations and could adversely affect our reported financial results or the way we conduct our business.

Our success is dependent upon our executive officers and other key personnel.

Our success depends to a significant degree upon the contribution of our executive officers and other key personnel, particularly Michael G. Rubin, chairman of the board, president and chief executive officer. Our executive officers and key personnel could terminate their employment with us at any time despite any employment agreements we may have with these employees. Due to the competition for highly qualified personnel, we cannot be sure that we will be able to retain or attract executive, managerial or other key personnel. In addition, key personnel of an acquired company may decide not to work for us. We do not intend to obtain key person life insurance for any of our executive officers or key personnel. The loss of any of our key personnel could harm our business if we are unable to effectively replace that person, if we incur significant operating expenses and direct management time to search for a replacement, or if that person should join one of our competitors or otherwise compete with us.

We may be unable to hire and retain skilled personnel which could limit our growth.

Our future success depends on our ability to continue to identify, attract, retain and motivate skilled personnel. Due to intense competition for these individuals from our competitors and other employers, we may not be able to attract or retain highly qualified personnel in the future. Our failure to attract and retain the experienced and highly trained personnel that are integral to our business may limit our growth. Additionally, we have experienced recent growth in personnel numbers and expect to continue to hire additional personnel in selected areas. Managing this growth requires significant time and resource commitments from our senior management. If we are unable to effectively manage a large and geographically dispersed group of employees or to anticipate our future growth and personnel needs, we may not be able to retain skilled personnel and our business may be adversely affected.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on the effectiveness of our internal control over financial reporting. We have expended significant resources to comply with our obligations under Section 404. If we fail to correct any issues in the design or operating effectiveness of our internal controls over financial reporting or fail to prevent fraud, current and potential stockholders and clients could lose confidence in our financial reporting, which could harm our business, the trading price of our common stock and our ability to retain our current clients and obtain new clients.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly.

Our stock price has been and may continue to be volatile. During fiscal 2009 and 2008, the high and low sales prices of our common stock ranged from $26.00 to $5.69 per share. We expect that the market price of our common stock may continue to fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	our performance and prospects;

•	the performance and prospects of our clients;

•	fluctuations in our operating results;

•	the timing and announcement of acquisitions by us or our competitors;

•	the use of a significant portion of our available cash, issuance of equity securities, incurrence of debt or expenses, assumption of liabilities and incurrence of accounting write-offs in connection with acquisitions;

•	government regulatory action;

•	changes in our publicly available guidance of future results of operations;

•	the depth and liquidity of the market for our common stock;

•	the vesting of our equity awards resulting in the sale of large amounts of our common stock during concentrated trading windows;

•	adverse or unfavorable publicity about us, our services, or our competitors;

•	investor perception of us and the industries in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	the commencement of material litigation, or an unfavorable judgment, against us;

•	announcements of restatements of prior period financial results;

•	terrorist attacks, war and threats of attacks and war;

•	additions or departure of key personnel;

•	sales of common stock; and

•	general financial, economic and other market conditions.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Future sales of our common stock in the public market or the issuance of our common stock or securities senior to our common stock could adversely affect the trading price of our common stock.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to attract and retain key personnel, to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock. In addition, the terms of these securities could impose restrictions on our operations. Future sales of our common stock, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock prevailing from time to time.

As of February 10, 2010, we had:

•	1,504,070 shares available for new awards under our 2005 plan;

•	4,249,884 shares of common stock that were subject to awards granted under the 2005 plan (including 226,081 restricted stock awards which are issued and outstanding and subject to forfeiture under certain conditions);

•	3,104,992 shares of common stock that were subject to awards granted under our 1996 plan (in the event of the cancellation, expiration, forfeiture or repurchase of any of these shares, such shares would become available for issuance under the 2005 plan); and

•	outstanding notes convertible into a maximum of 10,031,156 shares of common stock, subject to adjustment.

In addition, in connection with our acquisition of RCI, we could issue shares of common stock with an aggregate value of up to approximately $44.3 million, valued at the time of issuance, to RCI employees in connection with the earnout provisions of the merger agreement. No prediction can be made as to the effect, if any, that the sale, or the availability for sale, of substantial amounts of common stock could have on the market price of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be declared or paid in the foreseeable future. In addition, the terms of our secured revolving bank credit facility prohibit us from declaring or paying dividends on our common stock. As a result, holders of our common stock will not receive a return, if any, on their investment unless they sell their shares of our common stock.

It may be difficult for a third party to acquire us and this could depress our stock price.

Certain provisions of our amended and restated certificate of incorporation, bylaws, stockholder rights agreement and Delaware law may have the effect of discouraging, delaying or preventing transactions that involve any actual or threatened change in control. The rights issued under our stockholder rights agreement may be a substantial deterrent to a person acquiring beneficial ownership of 20% or more of our common stock without the approval of our board of directors. The stockholder rights agreement would cause extreme dilution to such person.

In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date the stockholder becomes a 15% stockholder. In addition to discouraging a third party from seeking to acquire control of us, the foregoing provisions could impair the ability of existing stockholders to remove and replace our management and/or our board of directors.

Because many investors consider a change of control a desirable path to liquidity, delaying or preventing a change in control of our company may reduce the number of investors interested in our common stock, which could depress our stock price.

Holders of our common stock will be subordinated to our secured revolving bank credit facility, convertible notes and other indebtedness.

In the event of our liquidation or insolvency, holders of common stock would receive a distribution only after payment in full of all principal and interest due (i) under our secured revolving bank credit facility, (ii) to holders of our convertible notes and (iii) to other creditors. After these payments are made, there may be little or no proceeds to distribute to holders of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying base prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. All statements, other than statements of historical fact, that discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us are forward-looking statements. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,” “designed,” “future,” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include, but are not limited to:

•	the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate;

•	changes affecting the Internet and e-commerce;

•	our ability to develop and maintain relationships with clients and suppliers and the timing of our establishment, extension or termination of our relationships with clients;

•	our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally;

•	our ability to attract and retain qualified personnel;

•	our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses; and

•	other factors set forth in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement or included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included, or incorporated by reference, in this prospectus supplement and the accompanying base prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Except as required under the Federal securities laws and rules and regulations of the SEC, we undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

Shares of common stock offered hereby will be sold by, and for the account of, the selling stockholder. We will not receive any of the proceeds upon the sale of our common stock by the selling stockholder in the underwritten offering contemplated hereby. See “Selling Stockholder.”

SELLING STOCKHOLDER

The table below sets forth certain information about the selling stockholder, including the name of the selling stockholder, its beneficial ownership prior to and after the completion of this offering and the number of shares of our common stock that the selling stockholder intends to sell in this offering. Except as set forth below, to our knowledge, neither the selling stockholder nor any entity controlling, controlled by or under common control with the selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The information set forth below is based on information provided by or on behalf of the selling stockholder through February 16, 2010.

	Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby		Shares Beneficially Owned After the Offering
	Number of	Percent of	Number of	Percent of	Number of	Percent of
Selling Stockholder	Shares	Shares (1)	Shares	Shares (1)	Shares	Shares (1)

QK Holdings, Inc.(2) Suite 205C Second Floor Bancroft Building 3411 Silverside Road Concord Plaza Wilmington, DE 19810	9,248,968	15.4	9,248,968	15.4	0	0

(1)	Based on 60,206,246 shares of common stock outstanding as of February 10, 2010.

(2)	QK Holdings, Inc. is a wholly owned subsidiary of QVC, Inc. (“QVC”) which, in turn, is an indirect wholly owned subsidiary of Liberty Media Corporation (“Liberty”). Under SEC regulations, both QVC and Liberty may be deemed to “beneficially own” the shares held by the selling stockholder.

Under agreements with us, the selling stockholder has certain registration rights, pre-emptive rights, the right to designate one director for election to our board of directors and veto rights. See “Description of Capital Stock” in this prospectus supplement and “Description of Securities We May Sell — Capital Stock” in the accompanying base prospectus. These rights will terminate as a result of the sale of our common stock in this offering.

John A. Hunter, a member of our board of directors, is an executive officer of QVC and the selling stockholder’s designee to our board. We believe that Mr. Hunter will continue to serve as our director after the offering.

In 2007, GSI entered into an E-Commerce Distribution Agreement with QVC. Under the agreement with QVC, GSI provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar partners. In 2007, GSI entered into an agreement with QVC, pursuant to which GSI makes NFL licensed merchandise available to QVC for QVC to sell both on its Web site and on live direct response television programs. GSI is the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the GSI fulfillment network fulfills product orders received from QVC’s Web site and the QVC live direct response programs.

DESCRIPTION OF CAPITAL STOCK

The following information supplements and updates the information discussed under the heading “Description of Securities We May Sell — Capital Stock” in the accompanying base prospectus.

Authorized Capitalization

As of February 10, 2010, we had (i) 90,000,000 shares of authorized common stock, par value $0.01 per share, of which 60,206,246 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none was issued and outstanding.

Registration Rights

The selling stockholder has “demand” rights to require us to register approximately 8.4 million of its shares of our common stock with the SEC and has “piggy back” rights to include such shares in any registration statement on a Form S-1 or S-3 that we file with the SEC, subject to conditions and limitations set forth in its registration rights agreement. Pursuant to a registration rights agreement with us, Michael G. Rubin, our chairman, president and chief executive officer, has “piggyback” rights to include all of his shares of common stock (including any shares issued upon the exercise of his options and any shares issued upon the vesting of his restricted stock units or performance restricted stock units) in any registration statement that we file with the SEC, subject to the conditions and limitations set forth in the registration rights agreement. As of February 10, 2010, Mr. Rubin owned 4,553,741 shares of our common stock, and options, restricted stock units and performance restricted stock units to acquire an aggregate of approximately 1,681,894 shares of our common stock. Additionally, we are a party to a registration rights agreement with the former stockholders of RCI under which we maintain an effective registration statement on file with the SEC with respect to the shares of our common stock issued as part of the initial merger consideration.

Limitations on Liability and Indemnification of Officers and Directors

Liability Insurance.

We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders, in the amount of $35.0 million.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and, to a limited extent, estate tax consequences of the purchase, ownership and disposition of our common stock. This discussion applies only to a non-U.S. holder (as defined below) of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. holders that hold our common stock as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income and estate taxation that may be applicable to non-U.S. holders in light of their particular circumstances, or to non-U.S. holders subject to special treatment under U.S. federal income or estate tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal tax purposes, dealers in securities or currencies, controlled foreign corporations, passive foreign investment companies, former citizens or long-term residents of the United States, persons deemed to sell our common stock under the constructive sale provisions of the Code and persons that hold our common stock as part of a straddle, hedge, wash sale, conversion transaction or other integrated investment or risk reduction transaction. Moreover, this discussion does not address any U.S. federal gift tax or alternative minimum tax consequences or any state, local or foreign tax consequences. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local and foreign income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income and estate tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation for such purposes that is created or organized under the laws of the United States or any political subdivision thereof, (iii) a partnership (including any entity or arrangement treated as a partnership for such purposes), (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (v) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. In the case of certain trusts, the tax treatment of a beneficiary of the trust will depend on the status of the beneficiary. Partners in a partnership and beneficiaries of a trust that owns our common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, that are attributable to a non-U.S. holder’s permanent establishment in the United States, are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements for its effectively connected dividends to be exempt from the withholding tax described above. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States also may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, is attributable to the non-U.S. holder’s permanent establishment in the United States; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market at any time during the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder owns or has owned, actually or by attribution, at any time during the five-year period ending on the date of the disposition more than 5% of our common stock.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of disposition (as described in the first bullet above) are taxed on their gains (including gains from the sale of our common stock and net of applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the disposition of our common stock generally will be taxed on any such gain on a net income basis at applicable graduated U.S. federal income tax rates and, in the case of foreign corporations, the branch profits tax discussed above also may apply.

Federal Estate Tax

Beginning January 1, 2010, the U.S. federal estate tax was repealed for a one-year period. However, the United States Congress might attempt to reinstate the federal estate tax for some portion or all of 2010. In the absence of any action by Congress, the federal estate tax will apply to estates of decedents dying after December 31, 2010. If the federal estate tax is applicable and has not been amended by Congress, our common stock that is owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends on our common stock paid to a non-U.S. holder, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption. Generally, information will be reported to the United States Internal Revenue Service regarding the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend. Copies of these information reports also may be made available under the provisions of a treaty or other agreement to the tax authorities of the country in which a non-U.S. holder resides.

In general, information reporting and possibly backup withholding will apply to the payment of proceeds from the disposition of our common stock by a non-U.S. holder through a U.S. office of a broker or through the non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States, unless the holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge (or reason to know) that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that are withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the Internal Revenue Service.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Proposed Legislation on Withholding

The U.S. House of Representatives has passed a bill that, if enacted in its current form, would substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. In the event of non-compliance with the revised certification requirements, withholding tax could be imposed on payments to holders that own our common stock through foreign accounts or foreign intermediaries of dividends or sales proceeds. It cannot be predicted whether, or in what form, this bill will be enacted. Prospective investors should consult their own tax advisors regarding this bill and other proposals made by the Obama administration and members of Congress.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the underwriter of the offering. Subject to the terms and conditions set forth in a purchase agreement among us, the selling stockholder and the underwriter, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder 9,248,968 shares of our common stock.

Subject to the terms and conditions set forth in the purchase agreement, the underwriter has agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us and the selling stockholder that the underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.12 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the per share and total underwriting discounts and commissions the selling stockholder will pay to the underwriter.

Per share	$.36
Total	$3,329,628

The expenses of the offering, not including the underwriting discount, are estimated at $250,000 and are payable by us.

No Sales of Similar Securities

We have agreed not to sell or transfer any common stock or securities convertible into or exercisable or exchangeable for common stock, for 30 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly.

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock.

Nasdaq Global Select Market Listing

The shares are listed on the Nasdaq Global Select Market under the symbol “GSIC”.

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriter from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. The underwriter may conduct these transactions on the Nasdaq Global Select Market or otherwise.

Passive Market Making

In connection with this offering, the underwriter may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers.

Other Relationships

Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of the underwriter, is the syndication agent and a lender under our secured $90 million revolving credit facility. As of February 11, 2010, no borrowings were outstanding under this facility.

The selling stockholder has advised us that an affiliate of the underwriter is a lender under credit agreements with an affiliate of the selling stockholder with respect to which the lender receives customary fees and expenses. The selling stockholder has advised us that there is no current intention to repay any indebtedness under such credit agreements with the proceeds from this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither the selling stockholder nor the underwriter has authorized, nor does it authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriter which constitute the final offering of shares contemplated by this prospectus supplement and the accompanying base prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement and the accompanying base prospectus will be deemed to have represented, warranted and agreed to and with us and the underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other material relating to the shares, is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement, and the accompanying base prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Australia

This prospectus supplement, and accompanying base prospectus, is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Blank Rome LLP. The underwriter is being represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements and financial statement schedule for the fiscal year ended January 3, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on August 4, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the effects of the retrospective application of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of Retail Convergence, Inc. included in Exhibit 99.2 of GSI’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

GSI Commerce, Inc.
Common Stock
Preferred Stock
Depositary Shares
Warrants to Purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities
Subscription Rights to Purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities
Debt Securities
Share Purchase Contracts
Share Purchase Units
Units

We or selling security holders may offer from time to time securities described in this prospectus separately or together in any combination. Securities may be convertible into or exchangeable for our other securities.

This prospectus provides a general description of these securities. We will provide you with specific information about the offering and terms of these securities in supplements to this prospectus. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.

You should carefully read this prospectus and any applicable prospectus supplement, together with any documents incorporated by reference, before you invest in our securities.

We and the selling security holders may offer and sell these securities on a continuous or delayed basis, at prices and on terms to be determined at the time of any particular offering, directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees or commissions payable to them. Net proceeds from the sale of the securities also will be set forth in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling security holder.

Unless otherwise stated in a prospectus supplement, none of these securities will be listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GSIC.”

Investing in our securities involves risks.  See “Risk Factors” beginning on page 4 of this prospectus. You should carefully read and consider the risk factors described in the applicable prospectus supplement and in the documents we incorporate by reference before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 18, 2009.

Our fiscal year ends on the Saturday nearest the last day of December. Our fiscal year ends are as follows:

References to	Refer to the Years Ended/Ending

Fiscal 2005	December 31, 2005
Fiscal 2006	December 30, 2006
Fiscal 2007	December 29, 2007
Fiscal 2008	January 3, 2009
Fiscal 2009	January 2, 2010
Fiscal 2010	January 1, 2011
Fiscal 2011	December 31, 2011
Fiscal 2012	December 29, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, referred to as the “SEC,” under the Securities Act of 1933, as amended, referred to as the “Securities Act.” Under the shelf registration statement, we or the selling security holders may offer and sell the securities described in this prospectus, from time to time, in one or more offerings.

This prospectus provides you with a general description of the securities we or the selling security holders may offer. Each time we or the selling security holders offer or sell securities, we will provide you with a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated by Reference” below.

Unless the context requires otherwise or unless otherwise indicated, (i) all references to “GSI,” “Company,” “we,” “our,” or “us” refer collectively to GSI Commerce, Inc. and its consolidated subsidiaries; and (ii) all references to “common shares” refer to shares of our common stock and all references to “preferred shares” refer to shares of our preferred stock.

You should rely only on the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus. Neither we nor the selling security holders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained or incorporated by reference, as applicable, in this prospectus, any prospectus supplement, or other offering materials related to an offering of securities described in this prospectus is accurate as of any date other than the date of that document. Neither the delivery of this prospectus, any prospectus supplement or other offering materials related to an offering of securities described in this prospectus, nor any distribution of securities pursuant to this prospectus, any such prospectus supplement, or other offering materials shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference, as applicable, in this prospectus, any such prospectus supplement or other offering materials since the date of each such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute, and any prospectus supplement or other offering materials related to an offering of securities described in this prospectus will not constitute, an offer to sell, or a solicitation of an offer to purchase, the offered securities in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation in such jurisdiction.

GSI

Our Business

We are a leading provider of e-commerce and interactive marketing services to large businesses that sell products directly to consumers (b2c). We currently have two reportable segments — e-commerce services and interactive marketing services. For e-commerce services, we deliver customized solutions to clients through an integrated e-commerce platform, which is comprised of three components: technology, fulfillment and call center services. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. For interactive marketing services, we offer online marketing and advertising, user experience and design, studio and e-mail marketing services. We provide services to approximately 200 clients, which include: Aeropostale®, American Eagle Outfitters®, Avis®, BMG Music Service®, Bath & Body Works®, British Airways®, CBS®, Christopher & Banks®, Dick’s Sporting Goods®, Estee Lauder®, Major League Baseball®, the NFL®, Reuters®, RalphLauren.com®, The Royal Bank of Scotland® group of companies, Sports Authority®, The TJX® Companies, Toys “R” Us® and Warnaco®.

We help our clients grow their e-commerce and multichannel businesses faster and more profitably than they could on their own. As retailers and brands place a greater emphasis on developing their online channels, they are challenged to make the level of investment required to support high-quality, multichannel, e-commerce businesses. The online businesses of our clients and prospects often account for a small but growing percentage of their companies’ overall businesses, which makes their online businesses too important to ignore, but often not large enough to justify the investment required to provide a robust e-commerce offering.

Our core competencies are providing services that enable our clients to build and grow their e-commerce and multichannel retailing businesses. By partnering with us, we believe companies gain access to better quality technology, a proven and integrated infrastructure along with e-commerce, multichannel and interactive marketing expertise. Our scale allows us to provide our clients with a broader range of high-quality capabilities, expertise and infrastructure than they could justify building, implementing and maintaining on their own and to continually invest in enhancing our service offerings and expertise and increasing our capacity.

We are a Delaware corporation organized in 1986. Our principal executive offices are located at 935 First Avenue, King of Prussia, PA 19406. Our telephone number is (610) 491-7000.

Recent Developments

On November 17, 2009, we completed our acquisition of Retail Convergence, Inc., a Delaware corporation, referred to as “RCI.” The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of October 27, 2009, referred to as the “merger agreement,” by and among us, Cola Acquisition Corporation, a Delaware corporation and our wholly-owned subsidiary, RCI, certain of the principal stockholders of RCI and William J. Fitzgerald, as stockholders’ representative.

RCI operates RueLaLa.com and SmartBargains.com. Launched in April 2008, Rue La La is a members-only, e-commerce destination offering premier brands at discount prices during two-day private sale events in the fashion, accessories, footwear, home, jewelry and other emerging merchandise categories. Since inception, Rue La La has featured private sale events from more than 300 brands. SmartBargains.com, launched in 1999, is an e-commerce consumer marketplace for the sale of off-price merchandise across a wide cross-section of categories.

Under the terms of the merger agreement, Cola Acquisition Corporation merged with and into RCI with RCI surviving the merger as our subsidiary. At the effective time of the merger, we acquired substantially all of the outstanding capital stock of RCI. We have the right to acquire the remaining capital stock of RCI on or after December 31, 2009.

Under the merger agreement, the stockholders and optionholders of RCI were entitled to receive an initial payment of approximately $180.0 million, consisting of $90.0 million cash (less certain transaction expenses) and shares of our common stock with an aggregate value of approximately $90.0 million. Any stockholder or optionholder who held 200,000 or fewer shares of RCI common stock (or vested options, in the case of an optionholder) received cash in lieu of shares of our common stock. The initial payment disclosed above includes the initial payment payable upon our acquisition of the remaining capital stock of RCI which may be acquired on or after December 31, 2009.

At the closing of the merger transaction, in connection with this initial payment, we paid approximately $89.5 million (including certain transaction expenses) and issued 4,419,023 shares of our common stock. We anticipate paying an additional $2.6 million and issuing an additional 152,945 shares of our common stock upon our acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009. At the closing of the merger transaction, approximately $17.2 million of the initial consideration was paid into escrow to secure post-closing indemnification obligations of the stockholders and optionholders. We anticipate that, upon our acquisition of the remaining capital stock of RCI that may be acquired on or after December 31, 2009, approximately $0.6 million of such consideration will be paid into escrow to secure post-closing indemnification obligations. The stockholders and employees of RCI will be eligible to receive an earnout payable in cash and shares of our common stock for each of the 2010, 2011 and 2012 fiscal years with an aggregate value of up to $170.0 million if certain financial performance targets are achieved. The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K/A filed with the SEC on November 17, 2009. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to combined fixed charges and preferred stock dividends is presented.

						For Nine
						Months
	For Fiscal Years Ended					Ended
	January 1,	December 31,	December 30,	December 29,	January 3,	October 3,
	2005	2005	2006(2)(3)	2007(2)(3)	2009(2)(3)	2009

Pre-tax (loss) income from continuing operations(1)	(337)	1,468	6,521	(3,846)	(30,556)	(50,675)
Fixed charges	1,653	5,301	7,834	17,150	24,441	18,655

Total earnings (losses) and fixed charges	1,316	6,769	14,355	13,304	(6,115)	(32,020)
Interest expense	538	3,772	6,081	12,191	18,841	14,452
Portion of rent expense deemed to be interest expense	1,115	1,529	1,753	4,959	5,600	4,203

Total fixed charges	1,653	5,301	7,834	17,150	24,441	18,655
Ratio of earnings to fixed charges	n/a	1.28	1.83	n/a	n/a	n/a

(1)	For purposes of computing the ratio of earnings to fixed charges, total earnings consist of pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries plus fixed charges minus noncontrolling interests in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and that portion of rent expense that we believe to be representative of interest expense. Earnings were not sufficient to cover fixed charges by $50.7 million for the first nine months ended for fiscal year 2009, $30.6 million for fiscal year 2008, $3.8 million for fiscal year 2007, and $0.3 million for fiscal year 2004.

(2)	On January 4, 2009 we adopted Financial Accounting Standards Board’s accounting standards on “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion, (Including Partial Cash Settlement).” The impact of this adoption has been retrospectively applied to prior period results.

(3)	In the second quarter of fiscal 2009, we discovered an immaterial misstatement in out stock-based compensation expense that impacted fiscal 2006, 2007, 2008, and the first fiscal quarter of fiscal 2009. We have corrected our prior period results as if our stock-based compensation expense had been properly recorded in each prior period.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in any prospectus supplement and those incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described in any prospectus supplement and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our securities could decline substantially.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov. Information about us is also available on our website at http://www.gsicommerce.com. This URL and the SEC’s URL above are intended to be inactive textual references only. The information on our or the SEC’s website is not part of this prospectus.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Documents Incorporated by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC rules allow us to incorporate by reference information in this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document with the SEC. Information that we file with the SEC in the future automatically will update and supersede, where applicable, the information contained in this prospectus and in the documents previously filed with the SEC and incorporated by reference into this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 0-16611) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (updated with regard to Items 6, 7 and 8 in a Form 8-K filed on August 4, 2009);

•	Our Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended April 4, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended July 4, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 3, 2009;

•	Those portions of our proxy statement for our Annual Meeting of Stockholders filed on May 4, 2009, which were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 3, 2009;

•	Our Current Reports on Form 8-K filed on January 29, 2009, March 16, 2009, August 4, 2009, August 6, 2009, August 7, 2009, November 2, 2009 and November 17, 2009;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1988, including any amendments or reports filed for the purpose of updating such description; and

•	The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A filed with the SEC on April 6, 2006, including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, so long as the registration statement of which this prospectus is a part remains effective, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

We will provide, without charge, to each person to whom this prospectus is delivered, upon the written or oral request by such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Please direct your oral or written request to:

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(610) 491-7000
Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us are forward-looking statements. The words “look forward to,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “could,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule,” “designed,” “future,” “discussions,” “if” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include, but are not limited to:

•	the effects of changes in the economy, consumer spending, the financial markets and the industries in which we and our clients operate;

•	changes affecting the Internet and e-commerce;

•	our ability to develop and maintain relationships with clients and suppliers and the timing of our establishment, extension or termination of our relationships with clients;

•	our ability to timely and successfully develop, maintain and protect our technology, confidential and proprietary information, and product and service offerings and execute operationally;

•	our ability to attract and retain qualified personnel;

•	our ability to successfully integrate our acquisitions of other businesses, and the performance of acquired businesses; and

•	other factors set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included, or incorporated by reference, in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. Except as required under the Federal securities laws and rules and regulations of the SEC, we undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

The use of net proceeds from the sales of the securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY SELL

Capital Stock

The following description of our capital stock includes a summary of certain provisions of our certificate of incorporation and bylaws. The following description of the terms of the preferred stock we may issue sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. Particular terms of the preferred stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any series of preferred stock so offered will be described in the prospectus supplement relating to the applicable preferred stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of preferred stock. This description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of our certificate of incorporation, bylaws and any applicable certificates of designations, which have been or will be filed with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

General

If the prospectus supplement so provides, offered securities may be convertible into, exchangeable for or exercisable for shares of our capital stock As described under “Description of Securities We May Sell — Depository Shares”, we may, at our option, elect to offer depository shares evidenced by depository receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the preferred stock) in a share of the particular series of the preferred stock issued and deposited with a preferred stock depository.

Authorized Capitalization

As of November 2, 2009, our authorized capital stock consisted of (i) 90,000,000 shares of common stock, par value $0.01 per share, of which 55,111,439 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which none was issued and outstanding.

Common Stock

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any then outstanding preferred stock.

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

Voting Rights.  Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and does not have cumulative voting rights.

No Pre-emptive or Other Rights.  Other than pursuant to contractual rights described in “— Pre-Emptive Rights,” holders of common stock are not entitled to pre-emptive, subscription, conversion or redemption rights.

Right to Receive Liquidation Distributions.  Upon our liquidation, dissolution or winding-up, the holders of our common stock and any participating preferred stock outstanding at that time are entitled to receive ratably our net assets available after the payment of all debts and other claims and payment of any liquidation preferences on any outstanding preferred stock.

Preferred Stock

Our board of directors may from time to time authorize the issuance of one or more series of preferred stock without stockholder approval. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to adopt resolutions to, among other things, issue shares of preferred stock in one or more series, establish the number of shares constituting a series, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of the preferred stockholders is required pursuant to the terms of any certificate of designation with respect to any series of preferred stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of such preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting the payment of dividends on our common stock;

•	diluting the voting power of our common stock;

•	reducing the amount of assets remaining for payment to holders of shares in the event of a liquidation of assets;

•	delaying or preventing a change in control without further action by the stockholders; or

•	decreasing the market price of our common stock.

Preferred Share Rights

We have authorized and reserved 95,000 shares of Series A Junior Participating Preferred Stock, referred to as “Series A Stock,” for issuance in connection with our stockholders’ rights plan set forth in a Rights Agreement, dated as of April 3, 2006, between us and American Stock Transfer & Trust Company, as rights agent.

On April 2, 2006, our board of directors declared a dividend distribution of one right, referred to as a “Right,” for each outstanding share of common stock to the stockholders of record on the close of business on April 14, 2006. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series A Stock, at a price of $85 per unit, subject to adjustment. However, the Rights are not exercisable unless certain events occur, such as a person or group acquiring or obtaining the right to acquire, or making a tender offer or exchange offer for, beneficial ownership of 20% or more of our outstanding common stock (or, in the case of any stockholder that as of April 2, 2006 beneficially owned 19% or more of our outstanding shares of common stock, 25.1% or more). Subject to certain exceptions, upon exercise of the Right, each holder of a Right will have the right to receive shares of our common stock, or other consideration, having a value equal to two times the exercise price of the Right. Additionally, at certain times, we have the right to redeem the Rights in whole, but not in part, at a price of $.001 per Right. The Rights will expire on April 14, 2016, unless the Rights are earlier redeemed or exchanged or expire in accordance with the terms of the Rights Agreement. As of November 2, 2009, no shares of Series A Stock were issued or outstanding.

Our rights plan is designed to enhance our board of directors’ ability to protect stockholder interests and to ensure that stockholders receive fair treatment in the event any coercive or unfair takeover attempt of our company is made in the future. See “— Anti-Takeover Provisions” for the description of the anti-takeover effects of the rights plan.

The above description of the Rights, the Series A Stock and the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, including the exhibits, which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 3, 2006.

Registration Rights

As of November 2, 2009, the holders of approximately 8.4 million shares of common stock had the right to require us to register their shares with the SEC so that those shares may be publicly resold, subject to conditions and limitations set forth in the respective agreements. In addition, as of November 2, 2009, the holders of approximately 13.8 million shares of common stock (which includes the shares described in the preceding sentence) and the holders of options and restricted stock units to acquire an aggregate of approximately 1.5 million shares of common stock, upon exercise of the options or vesting of the restricted stock units, have “piggy back” rights to include these shares in any registration statement on a Form S-1 or S-3 that we file with the SEC, subject to conditions and limitations set forth in the respective agreements. In addition, in connection with our acquisition of RCI, we have agreed to register for resale the shares of our common stock issued as part of the initial merger consideration.

Pre-Emptive Rights

One of our stockholders, QK Holdings, Inc., an affiliate of Liberty Media Corporation, has entered into an agreement with us which provides it with pre-emptive rights with respect to new issuances of our common stock or rights to acquire our commons stock.

Anti-Takeover Provisions

In addition to the shares of Series A Stock authorized in connection with our rights plan, our certificate of incorporation provides that our board of directors may issue shares of preferred stock with voting or other rights without stockholder action.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15.0% or more of our outstanding voting stock (otherwise known as an interested stockholder); or

•	our affiliate or associate that was the owner of 15.0% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder; for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10.0% of our assets.

However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an interested stockholder, prior to the date of that transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Our rights plan, the possible issuance of preferred stock and the requirements of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change in control of us, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The rights plan, the possible issuance of preferred stock and the provisions of the Delaware General Corporation Law could also limit the price that investors might be willing to pay in the future for shares of our common stock.

In addition, QK Holdings, Inc., an affiliate of Liberty Media Corporation, contractually has veto rights over our ability to execute any change of control transaction with, or sales of assets or equity to, certain specified companies or their affiliates.

Limitations on Liability and Indemnification of Officers and Directors

Certificate of Incorporation/Bylaws.

Our certificate of incorporation contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. In addition, our bylaws provide, with certain exceptions, indemnification of our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

Indemnification Agreements.

We also entered into separate indemnification agreements with our directors and some of our officers that provide them indemnification protection that is greater than the protection currently provided under Delaware General Corporation Law.

The indemnification agreements, among other things:

•	confirm the present indemnity provided by our bylaws which state that we will indemnify directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and provide that this indemnity will continue despite future changes in our bylaws, as the indemnification agreements will be our contractual obligations, unlike our bylaws which may be amended by our stockholders or our board;

•	provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by us or in our own right, on account of service as our director, officer, employee, attorney or agent or any of our subsidiaries or any other company or enterprise at our request;

•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;

•	continue in force so long as the individual continues to serve in such capacity on our behalf and cover liabilities related to his activities in any such capacity regardless of future changes to our corporate documents;

•	provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;

•	provide protection during the determination process in the event there is a change of control of us or our board and grant our directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and

•	except as discussed below with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on our records or upon information supplied by our officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle our directors or officers to indemnification under the indemnification agreements.

However, a director or officer is not entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests.

In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of our securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.

Employment Agreements.

The employment agreements of certain of our officers provide for indemnification to such officers by us to the fullest extent permitted by our bylaws or applicable law.

Liability Insurance.

We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders, in the amount of $25.0 million.

SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or our controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock trades on the Nasdaq Global Select Market under the symbol “GSIC”.

Depositary Shares

The following summary of certain provisions of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement and form of depositary receipt that will be filed with the SEC in connection with the offering of such depositary shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any depositary shares offered by us will be described in the applicable prospectus supplement. To the extent the terms of the depositary shares described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue depositary shares representing fractional interests in preferred shares of any class or series. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the series of preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In this event, the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the record holders of the depositary receipts.

The amount so distributed in any of the circumstances described above will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Conversion and Exchange

We will describe any terms relating to the conversion or exchange of any shares of preferred stock underlying the depositary shares in the applicable prospectus supplement. If any shares of preferred stock underlying the depositary shares are subject to provisions relating to their conversion or exchange, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If shares of preferred stock underlying the depositary shares are subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary as a result of the redemption, in whole or in part, of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying that depositary share. Whenever we redeem shares of preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, other than the right to receive the redemption price upon redemption.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the shares of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the shares of preferred stock to the extent it does not receive specific written instructions from holders of depositary receipts representing the shares of preferred stock.

Warrants

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement and warrant certificates that will be filed with the SEC in connection with the offering of such warrants. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any warrants offered by us will be described in the applicable prospectus supplement. To the extent the terms of the warrants described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue warrants to purchase common stock, preferred stock, depositary shares or debt securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that is a bank or trust company. Warrants will be represented by warrant certificates.

The terms of warrants described in the applicable prospectus supplement may include the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of warrants issued with each underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any warrants is to be paid, which may include payment in cash or by surrender of other warrants issued under the same warrant agreement (a so-called “cashless exercise”). Upon receipt of payment of the exercise price and, if required, the certificate representing the warrants being exercised properly completed and duly executed at the office or agency of the applicable warrant agent or at any other office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of warrants will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any dividends or distributions, if any, on our shares.

Subscription Rights

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the subscription rights agreement and the subscription rights certificate that will be filed with the SEC in connection with the offering of such subscription rights. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any subscription rights offered by us will be described in the applicable prospectus supplement. To the extent the terms of the subscription rights described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or debt securities. We will issue subscription rights under a subscription rights agreement and subscription rights will be represented by subscription rights certificates.

The terms of subscription rights described in the applicable prospectus supplement may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, depositary share or debt security upon the exercise of the subscription rights;

•	the number of subscription rights issued;

•	the number and terms of the shares of common stock or shares of preferred stock or depositary shares or the amount and terms of the debt securities which may be purchased per subscription right;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder to purchase such number of common shares, preferred shares or depositary shares or such amount of debt securities, as the case may be, at such exercise price as shall be set forth in, or shall be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at the times and in the manner set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify how the exercise price of any subscription rights is to be paid. Upon receipt of payment of the exercise price and, if required, the certificate representing the subscription rights being exercised properly completed and duly executed at the office or agency designated for that purpose, we will promptly deliver the securities to be delivered upon such exercise.

No Rights as Holders of Shares

Holders of subscription rights will not be entitled, by virtue of being such holders, to vote, consent or receive notice as holders of our outstanding shares in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our shares, or to receive any distributions, if any, on our shares.

Debt Securities

The summary of the material provisions of the indentures (including the definition of certain terms used below) and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indentures and the debt securities which have been or will be filed with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents. This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any debt securities offered by us will be described in the applicable prospectus supplement. To the extent the terms of debt securities described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

General

We may issue senior debt securities in one or more series under the senior indenture, dated as of November 11, 2009, between us and The Bank of New York Mellon, as trustee, which we refer to as the “senior indenture.” We may also issue subordinated debt securities in one or more series under the subordinated indenture, dated as of November 11, 2009, between us and The Bank of New York Mellon, as trustee, which we refer to as the “subordinated indenture” and together with the senior indenture as the “indentures” or each of the senior indenture and the subordinated indenture individually, as the “applicable indenture.” For purposes of this section, we refer to: (i) the senior debt securities together with the subordinated debt securities as the “debt securities;” and (ii) The Bank of New York Mellon, or any successor or additional trustee, in its respective capacity as trustee under the applicable indenture, as the “trustee.” The indentures are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of the indentures. The indentures have been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

Wherever we refer to particular articles, sections or defined terms of the indentures in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference. In addition, unless specified otherwise, references to such particular articles, sections or defined terms are applicable to both the senior indenture and the subordinated indenture.

The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated obligations. Unless otherwise provided in the prospectus supplement, each series of subordinated debt securities will rank equally with all other series of subordinated debt securities issued under the subordinated indenture and will be unsecured and subordinate and junior in right of payment to all of our senior debt (as defined below). See “— Subordination Under Subordinated Indenture.”

Unless we state otherwise in the applicable prospectus supplement, the indentures do not limit us in incurring or issuing other secured or unsecured debt under either of the indentures or any other indenture or agreement that we may have entered into or enter into in the future.

Terms of Debt Securities

We may issue the debt securities in one or more series through an indenture that supplements the senior indenture or the subordinated indenture, as applicable, or through a resolution of our board of directors or an authorized committee of our board of directors.

We may deliver debt securities of any series executed by us to the trustee for authentication, together with our written request for the authentication and delivery of such debt securities, and the trustee will authenticate and deliver such debt securities in accordance with the procedures set forth in the applicable indenture.

You should refer to the applicable prospectus supplement for the specific terms of the debt securities. These terms may include the following:

•	title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	maturity date(s) or the method of determining the maturity date(s);

•	interest rate(s), if any, or the method of determining the interest rate(s);

•	date(s) from which interest will accrue;

•	date(s) on which interest will be payable;

•	place(s) where we may pay principal, premium, if any, and interest, if any, and where you may present the debt securities for registration of transfer or exchange;

•	place(s) where notices and demands relating to the debt securities and the applicable indenture may be made;

•	redemption, repurchase or early payment provisions;

•	sinking fund or similar provisions;

•	attachment to the debt securities of the series of warrants, options or other rights to purchase or sell our stock or other securities;

•	authorized denominations if other than denominations of $1,000;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any deletions or modifications of or additions to the events of default or covenants specified in the applicable indenture;

•	form(s) of the debt securities of the series;

•	currency, currencies, or currency unit(s), if other than U.S. dollars, in which the debt securities are denominated and/or in which the principal of, premium, if any, and interest, if any, on the debt securities is payable;

•	if the principal of and premium, if any, or interest, if any, on any of the debt securities of the series is to be payable, at our election or at the election of the holder of the debt securities, in a currency or currencies, or currency unit(s), other than that in which the debt securities are denominated, the period(s) within which, and the terms and conditions upon which, such election may be made, or the other circumstances under which any of the debt securities are to be so payable;

•	if the amount of payments of principal of and premium, if any, or interest, if any, on any of the debt securities of the series may be determined with reference to an index or indices, the manner in which such amounts are determined;

•	whether any debt securities of the series are to be issuable initially in temporary global form or definitive global form and, if so, whether beneficial owners of interests in any such definitive global debt security may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which and the place or places where any such exchanges may occur, if other than in the manner set forth in the applicable indenture;

•	if the debt securities of the series are to be issued upon the exercise of warrants or subscription rights, the time, manner and place for such debt securities to be authenticated and delivered;

•	whether and under what circumstances and with what procedures and documentation we will pay additional amounts on any of the debt securities of the series to any holder who is not a U.S. person, in respect of any tax assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay additional amounts;

•	the person to whom any interest on any debt security of the series is payable, if other than the person in whose name that debt security is registered and the extent to which any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•	the terms and conditions of any right or obligation we would have, or any option you would have, to convert or exchange the debt securities into cash or any other securities or property of our company or any other person and any changes to the applicable indenture with respect to the debt securities to permit or facilitate such conversion or exchange;

•	in the case of the subordinated indenture, any provisions regarding subordination; and

•	additional terms not inconsistent with the provisions of the applicable indenture.

Debt securities may also be issued under the indentures upon the exercise of warrants or subscription rights. See “— Warrants” and “— Subscription Rights.”

We may, in certain circumstances, without notice to or consent of the holders of the debt securities, issue additional debt securities having the same terms and conditions as the debt securities previously issued under this prospectus and any applicable prospectus supplement, so that such additional debt securities and the debt securities previously offered under this prospectus and any applicable prospectus supplement form a single series, and references in this prospectus and any applicable prospectus supplement to the debt securities shall include, unless the context otherwise requires, any further debt securities issued as described in this paragraph.

Special Payment Terms of Debt Securities

We may issue one or more series of debt securities at a discount below their stated principal amount. These may bear no interest or interest at a rate which at the time of issuance is below market rates. We will describe U.S. federal tax consequences and special considerations relating to any series in the applicable prospectus supplement.

The purchase price of any of the debt securities may be payable in one or more foreign currencies or currency units. The debt securities may be denominated in one or more foreign currencies or currency units, or the principal of, premium, if any, or interest, if any, on any debt securities may be payable in one or more foreign currencies or currency units. We will describe the restrictions, elections, U.S. federal income tax considerations, specific terms and other information relating to the debt securities and any foreign currencies or currency units in the applicable prospectus supplement.

If we use any index to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of debt securities, we will also describe in the applicable prospectus supplement the special U.S. federal income tax, accounting and other considerations applicable to the debt securities.

Payment and Paying Agents

Unless we state otherwise in an applicable prospectus supplement, we will pay principal of, premium, if any, and interest, if any, on your debt securities at the office of the trustee for your debt securities in the City of New York or at the office of any other paying agent that we may designate.

Unless we state otherwise in an applicable prospectus supplement, we will pay any interest on debt securities to the registered owner of the debt security at the close of business on the record date for the interest, except in the case of defaulted interest.

Any moneys or U.S. government obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest, if any, on any debt security that remains unclaimed for two years after the principal, premium or interest has become due and payable will be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

Denominations, Registration and Transfer

Except as we may describe in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000.

Debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denominations, of a like tenor and aggregate principal amount and having the same terms. You may present debt securities for exchange, as described above, or for registration of transfer, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes, assessments and other governmental charges as described in the applicable indenture. We will appoint the trustee as the initial security registrar under the applicable indenture. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We will specify the transfer agent in the applicable prospectus supplement. We may at any time designate additional transfer agents.

Global Debt Securities

We may issue all or any part of a series of debt securities in the form of one or more global debt securities. We will appoint the depository holding the global debt securities. Unless we otherwise state in the applicable prospectus supplement, the depository will be The Depository Trust Company, or DTC. We will issue global debt securities in registered form and in either temporary or definitive form. Unless it is exchanged for individual debt securities, a global debt security may not be transferred except:

•	by the depository to its nominee;

•	by a nominee of the depository to the depository or another nominee; or

•	by the depository or any nominee to a successor of the depository, or a nominee of the successor.

We will describe the specific terms of the depository arrangement in the applicable prospectus supplement. We expect that the following provisions will generally apply to these depository arrangements.

Beneficial Interests in a Global Debt Security

If we issue a global debt security, the depository for the global debt security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global debt security to the accounts of persons that have accounts with it. We refer to those persons as “participants” in this prospectus. The accounts will be designated by the dealers, underwriters or agents for the debt securities, or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global debt security will be limited to participants or persons who may hold interests through participants. Ownership and transfers of beneficial interests in the global debt security will be shown on, and transactions can be effected only through, records maintained by the applicable depository or its nominee, for interests of participants, and the records of participants, for interests of persons who hold through participants. The laws of some states require that you take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global debt security.

So long as the depository or its nominee is the registered owner of a global debt security, the depository or its nominee will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the applicable indenture. Except as provided below, you:

•	will not be entitled to have any of the individual debt securities represented by the global debt security registered in your name;

•	will not receive or be entitled to receive physical delivery of any debt securities in definitive form; and

•	will not be considered the registered owner or holder of the debt securities under the applicable indenture.

Payments of Principal, Premium and Interest

We will make principal, premium, if any, and interest, if any, payments on global debt securities to the depository that is the registered holder of the global debt security or its nominee. The depository for the global debt securities will be solely responsible and liable for all payments made on account of your beneficial ownership interests in the global debt security and for maintaining, supervising and reviewing any records relating to your beneficial ownership interests.

We expect that the depository or its nominee, upon receipt of any principal, premium, if any, or interest, if any, payment, immediately will credit participants’ accounts with amounts in proportion to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depository or its nominee. We also expect that payments by participants to you, as an owner of a beneficial interest in the global debt security held through those participants, will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of those participants.

Issuance of Individual Debt Securities

Unless we state otherwise in the applicable prospectus supplement, if a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository, we will appoint a successor depository or we will issue individual debt securities in exchange for the global debt security.

Redemption

Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund, and we may, at our option, redeem all or any part of debt securities of any series prior to their stated maturity.

Except as we may otherwise specify in the applicable prospectus supplement, the redemption price for any debt security which we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date.

We will mail notice of any redemption of debt securities at least 30 days but not more than 60 days before the redemption date to the registered holders of the debt securities at their addresses as shown on the security register. On and after the redemption date, interest will cease to accrue on the debt securities or the portions of the debt securities called for redemption.

We may also from time to time repurchase the debt securities in open market purchases or negotiated transactions without prior notice to holders.

Consolidation, Merger and Transfer of Assets

As long as debt securities are outstanding, we will not consolidate with or merge into any other person or convey or transfer our assets substantially as an entirety to any person, unless:

•	the person formed by such consolidation or into which we merge or the person which acquires by conveyance or transfer our assets substantially as an entirety is an entity that is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and that expressly assumes our obligations relating to the debt securities;

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time, or both, would become an event of default; and

•	other conditions described in the applicable indenture are met.

This covenant would not apply to the direct or indirect conveyance or transfer of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

Modification and Waiver

Modification

We and the trustee may modify and amend the applicable indenture by entering into a supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series affected by such supplemental indenture (acting as one class). No modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	change the stated maturity of the principal of, or any installment of principal of or interest payable on, any debt security;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of such debt security;

•	change any place of payment where, or the currency, currencies or currency unit(s) in which any debt security or any premium or the interest on any debt security is payable;

•	impair your right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity or redemption date;

•	affect adversely the terms, if any, of conversion or exchange of any debt security into cash, any other securities or property of our company or any other person;

•	reduce the percentage in aggregate principal amount of outstanding debt securities, the consent of whose holders is necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and consequences of such defaults set forth in the applicable indenture;

•	change any of our obligations to maintain an office or agency as set forth in the applicable indenture;

•	modify any of these provisions or any of the provisions relating to the waiver of certain past defaults, except to increase the required percentage to effect such action, to provide, with respect to any particular series, the right to condition the effectiveness of any applicable supplemental indenture as to that series on the consent of holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of such series, or to provide that certain other provisions may not be modified or waived without the consent of all of the holders of the outstanding debt securities affected; or

•	in case of the subordinated indenture, modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to the holders of such outstanding subordinated debt securities.

Waiver

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance by us with a certain term, provision or condition set forth in the securities for such series or the applicable supplemental indenture. We will provide written notice to the trustee upon the occurrence of any such waiver.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, subject to conditions specified in the applicable indenture, on behalf of the holders of all debt securities of that series, waive any past default under the applicable indenture relating to that series of debt securities and the consequences of such default. However, a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt security of that series or relating to a covenant or provision which under the applicable indenture relating to that series of debt security cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected cannot be so waived.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, under the terms of the applicable indenture, each of the following constitutes an event of default for a series of debt securities:

•	default for 30 days in the payment of any installment of interest, if any, when due;

•	default in the payment of principal, or premium, if any, when due (subject to the bullet point below);

•	default for 30 days in the payment for a sinking, purchase or analogous fund when due;

•	default in the performance, or breach, of any covenant or warranty in the applicable indenture for 60 days after written notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series.

We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the applicable indenture.

The indentures provide that the trustee may withhold notice to you of any default, except in respect of the payment of the principal of or premium, if any, or interest on any debt securities or the payment of any sinking fund installment with respect to debt securities, if the trustee considers the withholding of such notice to be in the interests of the holders of the debt securities.

Effect of an Event of Default

If an event of default exists (other than an event of default in the case of certain events of bankruptcy as described below), the trustee or the holders of not less than 25% in aggregate principal amount of a series of outstanding debt securities may declare the principal amount, or, if the debt securities are original issue discount securities, such portion of the principal amount of such debt securities as may be specified in the terms of that series, of all of the debt securities of that series, together with accrued interest, if any, on such debt securities, to be due and payable immediately, by a notice in writing to us and to the trustee if given by holders. Upon that declaration, the principal (or specified) amount, together with accrued interest, if any, on such debt securities, will become immediately due and payable, subject to applicable subordination provisions in case of the subordinated indenture. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities may, subject to conditions specified in the applicable indenture, rescind and annul that declaration and its consequences.

If an event of default in the case of certain events of bankruptcy exists with respect to debt securities of any series at that time outstanding, the principal amount of all debt securities of that series or, if any debt securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified in the terms of that series, will automatically, and without any declaration or other action on the part of the trustee or any holder of such outstanding debt securities, become immediately due and payable.

Subject to the provisions of the applicable indenture relating to the duties of the trustee, if an event of default exists, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at your request or direction, unless you have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which the trustee might incur in compliance with such request or direction.

Subject to the provisions for the security or indemnification of the trustee, the holders of not less than a majority in aggregate principal amount of a series of outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of that series.

Legal Proceedings and Enforcement of Right to Payment

You will not have any right to institute any proceeding in connection with the applicable indenture or for any remedy under the applicable indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series. In addition, the holders of at least 25% in aggregate principal amount of a series of the outstanding debt securities or, in the case of an event of default in case of certain events of bankruptcy, of all series (voting as a class) with respect to which such event of default is continuing, must have made written request, and offered indemnity satisfactory, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from such holders a direction inconsistent with that request, and must have failed to institute the proceeding.

However, you will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and interest, if any, on that debt security on the due dates expressed in the debt security (or, in the case of redemption, on the redemption date) and to institute a suit for the enforcement of that payment.

Satisfaction and Discharge

The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and

•	we deposit or cause to be deposited with the trustee, money or U.S. government obligations or a combination thereof, as trust funds, in an amount and in the currency or currency unit in which such debt securities are payable, sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest, if any, to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the applicable indenture will cease to be of further effect with respect to a series of debt securities, and we will be deemed to have satisfied and discharged the applicable indenture with respect to such series. However, we will continue to be obligated to pay all other sums due under the applicable indenture and to provide the officer’s certificate and opinion of counsel described in the applicable indenture.

Defeasance and Covenant Defeasance

Unless we state otherwise in the applicable prospectus supplement, the indentures provide that we may discharge all of our obligations, other than as to transfers and exchanges and certain other specified obligations, under any series of the debt securities at any time, and that we may also be released from our obligations described above under “— Consolidation, Merger and Transfer of Assets” and from certain other obligations, as applicable, including obligations imposed by supplemental indentures with respect to that series, if any, and elect not to comply with those sections and obligations without creating an event of default. Discharge under the first procedure is called “defeasance” and under the second procedure is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if:

•	we irrevocably deposit with the trustee money or U.S. government obligations or a combination thereof, as trust funds in an amount sufficient to pay on the respective stated maturities or the redemption date, the principal of and any premium and interest on, all debt securities of that series along with an opinion of a nationally recognized firm of independent accountants expressed in a written certification as to the sufficiency of the deposit;

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge or as a result of the deposit and covenant defeasance; and

•	the deposit, defeasance and discharge or the deposit and covenant defeasance will not otherwise alter those holders’ U.S. federal income tax treatment of payments on the debt securities of that series (in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of execution of the applicable indenture);

•	no event of default under the applicable indenture has occurred and is continuing;

•	such defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money to which we are a party or by which we are bound;

•	such defeasance or covenant defeasance does not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust will be registered under the Investment Company Act of 1940 or exempt from registration thereunder;

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with; and

•	other conditions specified in the applicable indenture are met.

The subordinated indenture will not be discharged as described above if we have defaulted in the payment of principal of, premium, if any, or interest, if any, on any senior debt, as defined below under “Subordination Under Subordinated Indenture,” and that default is continuing or an event of default on the senior debt then exists and has resulted in the senior debt becoming or being declared due and payable prior to the date it otherwise would have become due and payable.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into cash or other securities or property of our company or any other person. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities, property or cash you would receive would be issued or delivered.

Subordination Under Subordinated Indenture

In the subordinated indenture, we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceeding in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of principal of, premium, if any, and interest, if any, on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest, if any, on the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before a holder of subordinated debt securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the subordinated debt securities, other than sinking fund payments.

We will not make any payments of principal of, premium, if any, or interest, if any, on the subordinated debt securities (other than any sinking fund payment) if:

•	a default in any payment on senior debt then exists,

•	an event of default on any senior debt resulting in the acceleration of its maturity then exists, or

•	any judicial proceeding is pending in connection with any such default.

When we use the term “debt” we mean, with respect to any person, the principal of, premium, if any, and interest, if any, on debt of such person, whether incurred on, prior to, or after, the date of the subordinated indenture, whether recourse is to all or a portion of the assets of that person and whether or not contingent, which includes:

•	every obligation of, or any obligation guaranteed by, that person for money borrowed,

•	every obligation of, or any obligation guaranteed by, that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses but excluding the obligation to pay the deferred purchase price of any such property, assets or business if payable in full within 90 days from the date such debt was created,

•	every capital lease obligation of that person,

•	leases of property or assets made as part of any sale and lease-back transaction to which that person is a party, and

•	any amendments, renewals, extensions, modifications and refundings of any such debt.

The term “debt” does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

When we use the term “senior debt” we mean the principal of, premium, if any, and interest, if any, on debt, whether incurred on, prior to, or after, the date of the subordinated indenture, unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities. Interest on this senior debt includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not the claim for post-petition interest is allowed in that proceeding.

However, senior debt will not include:

•	any debt of our company which, when incurred and without regard to any election under Section 1111(b) of Title 11 of the United States Code, was without recourse to our company,

•	any debt of our company to any of our subsidiaries,

•	debt to any employee of our company or any of our subsidiaries,

•	any liability for taxes,

•	debt or other monetary obligations to trade creditors or assumed by our company or any of our subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services, and

•	the subordinated debt securities.

The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustees

The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to expend or risk its own funds or otherwise incur financial liability in performing its duties or exercising its rights and powers if it reasonably believes that it is not reasonably assured of repayment or adequate indemnity.

We and our affiliates may maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business.

Share Purchase Contracts and Share Purchase Units

The following summary of certain provisions of the share purchase contracts and share purchase units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the share purchase contract, share purchase unit agreement, pledge agreement or depositary agreement, as applicable, that will be filed with the SEC in connection with the offering of such securities. See “Where You Can Find More Information” for information on how to obtain copies of these documents. The particular terms of any share purchase contracts and share purchase units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the share purchase contracts and share purchase units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock, or other securities described in this prospectus or the applicable prospectus supplement at a future date or dates. The price per share may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and either debt securities, shares of preferred stock, depositary shares, or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations to purchase the securities under the share purchase contracts.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner. In certain circumstances, we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing the holder’s obligations under the original share purchase contract.

Units

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the unit agreement that will be filed with the SEC in connection with the offering of the units. See “Where You Can Find More Information” for information on how to obtain copies of this document. The particular terms of any units offered by us will be described in the applicable prospectus supplement. To the extent the terms of the units described in the prospectus supplement differ from the terms set forth in this summary, the terms described in the prospectus supplement will supersede the terms described below.

We may issue units consisting of one or more of the other securities described in this prospectus or the applicable prospectus supplement in any combination in such amounts and in such numerous distinct series as we determine.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The terms of units described in the applicable prospectus supplement may include the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We or the selling security holders may sell the securities offered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:

•	to or through underwriters;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitive bid transactions; or

•	through a combination of any of these methods of sale.

Any selling security holders will act independently of us in making decisions with respect to the timing, manner, size of each sale of the securities covered by this prospectus. Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold. Selling security holders may sell any securities covered by this prospectus in private transactions or under Rule 144 of, or pursuant to other exemptions from registration under, the Securities Act rather than pursuant to this prospectus.

We will identify the specific plan of distribution in a prospectus supplement. The prospectus supplement for each offering of securities will describe:

•	the terms of the offering of these securities, including the name or names of any agent or agents or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to any agents or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the securities being offered by that prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents may engage in transactions with, or perform services for, us, our subsidiaries or selling security holders in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of any securities offered from time to time by this prospectus and any related prospectus supplement will be passed upon for us by Blank Rome LLP. If legal matters in connection with offerings made pursuant to this prospectus and any related prospectus supplement are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule for the fiscal year ended January 3, 2009, incorporated in this prospectus by reference from our Current Report on Form 8-K filed on August 4, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the effects of the retrospective application of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.